UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

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☐	Preliminary proxy statement	☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive proxy statement
☐	Definitive additional materials
☐	Soliciting material pursuant to §240.14a-12

INTEGRATED DEVICE TECHNOLOGY, INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

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(4)	Date filed: July 30, 2012

INTEGRATED DEVICE TECHNOLOGY, INC.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON SEPTEMBER 13, 2012

We will hold the 2012 Annual Meeting of Stockholders (the “Annual Meeting”) of Integrated Device Technology, Inc., a Delaware corporation (the “Company”), on Thursday, September 13, 2012, at 9:30 a.m., local time, at the Company’s principal place of business located at 6024 Silver Creek Valley Road, San Jose, California, for the following purposes:

1.	To elect John Schofield, Peter Feld, Jeffrey McCreary, Umesh Padval, Gordon Parnell, Donald Schrock, Ron Smith, Ph.D., and Theodore L. Tewksbury III, Ph.D. as members of our Board of Directors to serve until the next Annual Meeting of Stockholders or until their successors are duly elected and qualified;

2.	To approve, on a non-binding, advisory basis, the compensation of our named executive officers as disclosed in the proxy statement accompanying this notice (the “Proxy Statement”) pursuant to the compensation disclosure rules of the Securities and Exchange Commission (“Say-on-Pay”);

3.	To approve an amendment and restatement to the 2009 Employee Stock Purchase Plan to increase the number of shares reserved for issuance thereunder from 9,000,000 to 14,000,000;

4.	To ratify the selection of PricewaterhouseCoopers LLP as the independent registered public accounting firm of the Company for its fiscal year ending March 31, 2013; and

5.	To transact such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.

The foregoing items of business are more fully described in the Proxy Statement. Stockholders of record on July 25, 2012 are entitled to notice of, and to vote at, the Annual Meeting or any adjournment or postponement thereof.

The majority of the Company’s outstanding shares must be represented at the Annual Meeting (in person or by proxy) to transact business. To assure proper representation at the Annual Meeting, please mark, sign and date the enclosed proxy and mail it promptly in the enclosed self-addressed envelope. You may also vote online at www.envisionreports.com/idti. Your proxy will not be used if you revoke it either before or at the Annual Meeting.

San Jose, California

July 30, 2012

By Order of the Board of Directors

/s/ J. Vincent Tortolano

J. Vincent Tortolano Secretary

YOUR VOTE IS IMPORTANT. IN ORDER TO ASSURE YOUR REPRESENTATION AT THE MEETING, PLEASE SIGN AND DATE THE ENCLOSED PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE, OR VOTE ONLINE AT WWW.ENVISIONREPORTS.COM/IDTI.

INTEGRATED DEVICE TECHNOLOGY, INC.

6024 Silver Creek Valley Road

San Jose, California 95138

(408) 284-8200

2012 ANNUAL MEETING OF STOCKHOLDERS

PROXY STATEMENT

July 30, 2012

The accompanying proxy is solicited on behalf of the Board of Directors of Integrated Device Technology, Inc., a Delaware corporation (the “Company”), for use at the 2012 Annual Meeting of Stockholders (the “Annual Meeting”) to be held on Thursday, September 13, 2012, at 9:30 a.m., local time, or at any adjournment or postponement thereof. The Annual Meeting will be held at the Company’s principal place of business located at 6024 Silver Creek Valley Road, San Jose, California 95138. Only holders of record of the Company’s common stock as of the close of business on July 25, 2012 (the “Record Date”) are entitled to notice of, and to vote at, the Annual Meeting. On the Record Date, the Company had 143,457,961 shares of common stock outstanding and entitled to vote. A majority of such shares, present in person or represented by proxy, will constitute a quorum for the transaction of business.

This Proxy Statement and the accompanying form of proxy will be first mailed to stockholders on or about August 3, 2012. An Annual Report on Form 10-K with an Annual Report Wrap for the fiscal year ended April 1, 2012 are being mailed concurrently with the mailing of the Notice of Annual Meeting and Proxy Statement to all stockholders of record as of the Record Date. The Annual Report on Form 10-K and the Annual Report Wrap are not incorporated by reference into this Proxy Statement and are not considered proxy solicitation material.

VOTING RIGHTS AND SOLICITATION OF PROXIES

Holders of the Company’s common stock are entitled to one vote for each share held as of the Record Date, except that in the election of directors, each stockholder has cumulative voting rights and is entitled to a number of votes equal to the number of shares held by such stockholder multiplied by the number of directors to be elected. The stockholder may cast these votes all for a single candidate or distribute the votes among any or all of the candidates. No stockholder will be entitled to cumulate votes for a candidate, however, unless that candidate’s name has been placed in nomination prior to the voting and the stockholder, or any other stockholder, has given notice at the Annual Meeting, prior to the voting, of an intention to cumulate votes. In such an event, the proxy holder may allocate among the director nominees, if more than one, the votes represented by proxies in the proxy holder’s sole discretion.

The directors in Proposal No. 1 will be elected by a plurality of the votes cast. Abstentions will have no effect with regard to Proposal No. 1, because approval of a percentage of shares present or outstanding is not required for Proposal No. 1. Broker non-votes will have no effect on the outcome of Proposal No. 1. Proposal Nos. 2, 3, and 4 each require for approval the affirmative vote of the majority of shares of common stock present in person or represented by proxy at the Annual Meeting and entitled to vote on such proposal. Abstentions have the same effect as a vote against Proposal Nos. 2, 3, and 4. Broker non-votes will have no effect on the outcome of Proposal Nos. 2 and 4.

Unless there are different instructions on the proxy, all shares represented by valid proxies (and not revoked prior to the vote) will be voted at the Annual Meeting: (1) FOR the election of the director nominees listed in Proposal No. 1; (2) FOR the approval, on a non-binding, advisory basis, of the executive compensation of our named executive officers (“NEOs”) in Proposal No. 2 (“Say-on-Pay”); (3) FOR the approval of an amendment and restatement to the 2009 Employee Stock Purchase Plan to increase the number of shares reserved for issuance thereunder from 9,000,000 to 14,000,000 in Proposal No. 3; and (4) FOR the ratification of the selection of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm in Proposal No. 4.

Because the vote on Proposal No. 2 is advisory, it will not be binding on the Board of Directors, the compensation committee of the Board of Directors or IDT. With respect to Proposal No. 2, the Board of Directors will review the voting results and take them into consideration when making future decisions about executive compensation.

All votes will be tabulated by the inspector of election appointed for the Annual Meeting who will separately tabulate, for each proposal, affirmative and negative votes, abstentions and broker non-votes. Abstentions will be considered present and entitled to vote at the Annual Meeting and will be counted towards determining whether or not a quorum is present. Broker non-votes will be counted towards a quorum, but are not counted for any purpose in determining whether a matter has been approved. There are no statutory or contractual rights of appraisal or similar remedies available to those stockholders who dissent from any matter to be acted on at the Annual Meeting.

The expenses of soliciting proxies to be voted at the Annual Meeting will be paid by the Company. Following the original mailing of the proxies and other soliciting materials, certain officers or employees of the Company and/or its agents may also solicit proxies by mail, telephone and facsimile or in person. No additional compensation will be paid to such officers, regular employees or agents of the Company for such services. Following the original mailing of the proxies and other soliciting materials, the Company will request that brokers, custodians, nominees and other record holders of the Company’s common stock forward copies of the proxy and other soliciting materials to persons for whom they hold shares of common stock and request authority for the exercise of proxies. In such cases, the Company, upon request of the record holders, will reimburse such holders for their reasonable expenses.

Voting results will be announced by the filing of a Current Report on Form 8-K within four business days after the Annual Meeting. If final voting results are unavailable at that time, we will file an amended Current Report on Form 8-K within four business days of the day the final results are available.

REVOCABILITY OF PROXIES

Any person signing a proxy in the form accompanying this Proxy Statement has the power to revoke it prior to the Annual Meeting or at the Annual Meeting prior to the vote. A proxy may be revoked prior to the vote and exercise of the proxy by: (i) a written notice delivered to the Company stating that the proxy is revoked, (ii) a subsequent proxy that is signed by the person who signed the earlier proxy and that is presented at the Annual Meeting or (iii) attendance at the Annual Meeting and voting in person. Please note, however, that if a stockholder’s shares are held of record by a broker, bank or other nominee and that stockholder wishes to vote at the Annual Meeting, the stockholder must bring to the Annual Meeting a letter from the broker, bank or other nominee confirming such stockholder’s beneficial ownership of the shares.

STOCKHOLDER PROPOSALS TO BE PRESENTED AT NEXT ANNUAL MEETING

Any stockholder who meets the requirements of the proxy rules under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) may submit to the Board of Directors proposals to be considered for inclusion in next year’s proxy statement for the Annual Meeting in 2013. Your proposal must comply with the requirements of Rule 14a-8 under the Exchange Act and be submitted in writing by notice delivered or mailed by first-class United States mail, postage prepaid, to our Secretary at Integrated Device Technology, Inc., 6024 Silver Creek Valley Road, San Jose, California 95138, and must be received no later than April 1, 2013; provided, however, that if the date of our 2013 Annual Meeting is not within 30 days before or after September 13, 2013, then your proposal must be received no later than a reasonable time before we begin to print and send our proxy materials for the 2013 Annual Meeting.

Our Amended and Restated Bylaws (“Bylaws”) also provide for separate advance notice procedures to recommend a person for nomination as a director or to propose business to be considered by stockholders at a meeting. To be considered timely under these provisions, the stockholder’s notice must be received by our Secretary at our principal executive offices at the address set forth above no earlier than May 16, 2013 and no later than June 15, 2013; provided, however, that if the date of our 2013 Annual Meeting is not within 30 days before or 60 days after September 13, 2013, the notice must be delivered no earlier than 120 days before the 2013 Annual Meeting and no later than 90 days before the 2013 Annual Meeting, or no later than the 10th day following the day on which the first public announcement of the date of the 2013 Annual Meeting was made. Our Bylaws also specify requirements as to the form and content of a stockholder’s notice. For more information on stockholder nominations for director, see “Consideration of Stockholder Nominees for Director” below. You are also advised to review our Bylaws, which contain additional requirements about advance notice of stockholder proposals and director nominations.

The rules of the Securities and Exchange Commission (the “SEC”) and our Bylaws also establish a deadline with respect to discretionary voting for submission of stockholder proposals that are not intended to be included in the Company’s proxy statement (the “Discretionary Vote Deadline”). The Discretionary Vote Deadline for the Annual Meeting in 2013 is June 15, 2013.

The chairman of the meeting may refuse to acknowledge the introduction of your proposal if it is not made in compliance with the foregoing procedures or the applicable provisions of our Bylaws. Our Bylaws were filed with the SEC and can be viewed by visiting the SEC’s website at http://www.sec.gov. You may also obtain a copy by writing to our Secretary at our principal executive offices located at 6024 Silver Creek Valley Road, San Jose, California 95138.

CONSIDERATION OF STOCKHOLDER NOMINEES FOR DIRECTOR

The Nominating & Governance Committee of our Board of Directors will consider properly submitted stockholder nominations for candidates to serve on our Board of Directors. Pursuant to our Bylaws, a stockholder who wishes to nominate persons for election to the Board of Directors at the 2013 Annual Meeting must be a stockholder of record when such holder gives the Company notice, must be entitled to vote at the meeting and must comply with the notice provisions in our Bylaws. A stockholder’s notice must be delivered to the Company’s Secretary by the close of business not less than 90 days nor more than 120 days prior to the one year anniversary of the preceding year’s annual meeting; provided, however, that in the event that the date of the annual meeting is more than 30 days before or more than 60 days after such anniversary date, notice by the stockholder to be timely must be delivered not earlier than the 120th day prior to such annual meeting and not later than the 90th day prior to such annual meeting or, if later, the 10th day following the day on which public disclosure of the date of such annual meeting was first made. For our 2013 Annual Meeting, the notice must be delivered between May 16, 2013, and June 15, 2013. However, if the date of our 2013 Annual Meeting is not within 30 days before or 60 days after September 13, 2013, the notice must be delivered no earlier than 120 days before the 2013 Annual Meeting and no later than 90 days before the 2013 Annual Meeting, or no later than the 10th day following the day on which the first public announcement of the date of the 2013 Annual Meeting was made.

The stockholder’s notice must include the following information, for the person proposed to be nominated: (1) his or her name, age, nationality, and business and residence addresses; (2) his or her principal occupation and employment; (3) the class and number of shares of stock owned beneficially or of record by him or her; and

(4) any other information required to be disclosed in a proxy statement or otherwise required by the Exchange Act. The stockholder’s notice must also include the following information, for the stockholder giving the notice and the beneficial owner, if any, on whose behalf the nomination or proposal is made: (1) their names and addresses; (2) the class and number of shares of stock owned beneficially and of record by them; (3) a description of any arrangements or understandings between them and each proposed nominee and any other persons (including their names) pursuant to which the nominations are to be made; (4) a representation that they intend to appear in person or by proxy at the 2013 Annual Meeting to nominate the person named in the notice; (5) a representation as to whether they are part of a group that intends to deliver a proxy statement or solicit proxies in support of the nomination; and (6) any other information that would be required to be included in a proxy statement or otherwise required by the Exchange Act or by the Company’s Bylaws.

The chairman of the meeting will determine if the procedures in the Bylaws have been followed, and if not, declare that the nomination be disregarded. If the nomination was made in accordance with the procedures in our Bylaws, the Nominating & Governance Committee of the Board of Directors will apply the same criteria in evaluating the nominee as it would any other board nominee candidate and will recommend to the Board of Directors whether or not the stockholder nominee should be nominated by the Board of Directors and included in our proxy statement. The nominee and nominating stockholder must be willing to provide any information reasonably requested by the Nominating & Governance Committee in connection with its evaluation.

COMMUNICATIONS WITH THE BOARD OF DIRECTORS OR NON-MANAGEMENT DIRECTORS

Stockholders who wish to communicate with our Board of Directors or with only the non-management directors serving on our Board of Directors may send their communications in writing to: Integrated Device Technology, Inc., 6024 Silver Creek Valley Road, San Jose, California 95138, Attention: Secretary. The Secretary of the Company will forward these communications to the Chairman of the Board of Directors if the Chairman is a non-employee director, or otherwise to the Lead Independent Director of the Board of Directors. Stockholders should direct their communications to either the Board of Directors or the Chairman of the Board of Directors. Communications will not be forwarded to the Chairman of the Board of Directors unless the stockholder submitting the communication identifies itself by name and sets out the class and number of shares of stock owned by it, beneficially or of record.

Important Notice Regarding Internet Availability of Proxy Materials for the 2012 Annual Meeting of Stockholders:

The Notice and Proxy Statement, and the Annual Report on Form 10-K for the fiscal year ended April 1, 2012 are available at www.edocumentview.com/idti.

CODE OF BUSINESS ETHICS

The Company has adopted a Code of Business Ethics that applies to all of our directors, officers, employees, and representatives. The Code of Business Ethics is available on our website at http://ir.idt.com/governance.cfm. If the Company makes any substantive amendments to the Code of Business Ethics or grants any waiver from a provision of the Code of Business Ethics to any of our directors or officers, the Company will promptly disclose the nature of the amendment or waiver on the Company’s website.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

Our Board of Directors consists of nine members. On July 25, 2012, Lewis Eggebrecht informed the Board that he will be retiring from service on the Board of Directors as of the date of the 2012 Annual Meeting. Our Board of Directors has nominated each of John Schofield, Peter Feld, Jeffrey McCreary, Umesh Padval, Gordon Parnell, Donald Schrock, Ron Smith, Ph.D., and Theodore L. Tewksbury III, Ph.D. for re-election to the Board of Directors. All eight of the nominees listed below are currently serving on the Board of Directors and each has indicated a willingness to continue serving if elected. Unless otherwise instructed, the proxy holders will vote the proxies received by them for the eight nominees named below. Proxies cannot be voted for a greater number of persons than the number of nominees standing for election. In the event that any nominee becomes unable or declines to serve as a director, the proxies will be voted for any nominee who shall be designated by the current Board of Directors to fill the vacancy, or the Board of Directors may reduce the authorized number of directors in accordance with the Company’s Restated Certificate of Incorporation, as amended, and its Bylaws. We are not aware of any nominee who will be unable or will decline to serve as a director. The term of office for each person elected as a director will continue until the next annual meeting or until a successor has been duly elected and qualified.

Nominees

The names of the nominees and certain information about them, as of July 25, 2012, are set forth below:

Name of Nominee	Age	Position with Company	Director Since
John Schofield(2)(3)	63	Chairman of the Board of Directors	2001

Peter Feld(3)	33	Director	2012

Jeffrey McCreary(1)	55	Director	2012

Umesh Padval(1)(2)	54	Director	2008

Gordon Parnell(1)(3)	62	Director	2008

Donald Schrock(1)(3)	66	Director	2009

Ron Smith, Ph.D.(1)(2)	62	Director	2004

Theodore L. Tewksbury III, Ph.D.	55	Director, President and Chief Executive Officer	2008

(1)	Member of the Audit Committee.
(2)	Member of the Compensation Committee.
(3)	Member of the Nominating & Governance Committee.

Mr. Schofield has been a director of the Company since April 2001 and has served as the Chairman of the Board of Directors since January 2008. Mr. Schofield brings to IDT extensive experience in the areas of executive management, global sales and marketing, risk analysis, corporate governance and administration. Mr. Schofield’s experience is especially relevant to his roles as Chairman of the Board and the Nominating & Governance Committee. Mr. Schofield has been a private investor since his retirement from Tellabs, Inc. (“Tellabs”) in January 2005. Mr. Schofield served as the Chief Executive Officer and President of Advanced Fibre Communications, Inc. (“AFC”) from 1999 until the acquisition of AFC by Tellabs on November 30, 2004, at which time AFC became the Access Division of Tellabs. Mr. Schofield also served as a member of the board of directors of AFC, and in October 2001, he was elected to the position of chairman of the board of directors of AFC. From 1992 to 1999, Mr. Schofield served as Senior Vice President, and later, President, of the Integrated Solutions Group of ADC Telecommunications, Inc., a world-wide supplier of network equipment, software solutions and integration services for broadband and multiservice networks. Mr. Schofield also serves as a director of Sonus Networks, Inc., a supplier of telecommunications network equipment and services. Mr. Schofield is a 2011 and 2012 National Association of Corporate Directors (NACD) Board Leadership Fellow. He has demonstrated his commitment to boardroom excellence by completing NACD’s comprehensive program of study for experienced corporate directors—a rigorous suite of courses spanning leading practices for boards and committees. Mr. Schofield supplements his board leadership skills through ongoing engagement with the director community and access to leading practices. Mr. Schofield holds a Diploma of Electronics and Communications Engineering (the equivalent of a Bachelor of Science degree in electrical engineering) from NSW Institute of Technology in Sydney, Australia.

Mr. Feld has been a director of the Company since June 2012. He has served as a Member of Principal GP and a member of the Management Committees of Starboard Value GP and Principal GP, since March 2011. Previously, Mr. Feld served as a Managing Director of Ramius LLC and a portfolio manager of Ramius Value and Opportunity Master Fund Ltd, a position he held between November 2008 and April 2011. Prior to becoming a Managing Director, Mr. Feld served as a Director at Ramius LLC from February 2007 to November 2008. Mr. Feld joined Ramius LLC as an Associate in February 2005. From June 2001 to July 2004, Mr. Feld was an investment banking analyst at Banc of America Securities, LLC, the investment banking arm of Bank of America Company, a bank and financial holding company. Mr. Feld has served since July 2011 as a member of the Board of Directors of Unwired Planet, Inc. (f/k/a Openwave Systems Inc.), a public company with a portfolio of patents many of which are considered foundational to mobile communications, and span smart devices, cloud technologies and unified messaging, and currently serves as its Chairman of the Board. Mr. Feld has served on the Board of Directors of SeaChange International, Inc., a company engaged in the delivery of multi-screen video, since December 2010. Mr. Feld previously served on the Board of Directors of CPI Corp. from July 2008 to July 2009 and on the Board of Directors of Sharper Image Company from August 2007 to January 2008. Mr. Feld contributes extensive knowledge of the capital markets and corporate governance practices as a result of his investment and private equity background.

Mr. McCreary has been a director of the Company since June 2012. He has been an independent management consultant since 2006, and since 2011 has been a member of the board of directors of MIPS Technologies, Inc., a leading provider of industry-standard processor architectures and cores for digital home, networking and mobile applications. Mr. McCreary has been a director of the Isola Group, a provider of materials used to manufacture printed circuit boards, since 2006. Mr. McCreary served as a board member of the Gennum Corporation, a provider of semiconductor solutions and intellectual property cores, from 2008 until its acquisition by Semtech Corporation in March 2012. Mr. McCreary is a former Senior Vice President at Texas Instruments, which develops analog, digital signal processing RF and DLP semiconductor technologies. Mr. McCreary was the Manager of Texas Instruments’ Worldwide Sales and Marketing, from 1998 through 2005, where he directed the global sales organization. Mr. McCreary held a variety of other executive positions within Texas Instruments, including the General Manager of Advanced Logic Products and General Manager of Worldwide Military Semiconductors. Mr. McCreary has led organizations conducting product design and development, manufacturing, marketing, and sales. His book, “Creating the I in Team” was published in 2007. He is also currently working as a special consultant to the National Hockey League Coaches Association. Additionally, Mr. McCreary is a long-time member of the Board of Trustees of the Rose-Hulman Institute of Technology. Mr. McCreary holds a Bachelor’s degree in electrical engineering from the Rose-Hulman Institute of Technology and received an honorary doctorate in engineering from the Rose-Hulman Institute of Technology in 2004. Mr. McCreary’s technology expertise, together with his experience as an executive and director of technology companies, including Texas Instruments, well qualifies him to serve on the Board of Directors of the Company.

Mr. Padval has been a director of the Company since October 2008. Mr. Padval currently serves as a Partner at Bessemer Venture Partners. Mr. Padval brings to IDT more than 25 years of experience in marketing, sales, and general management in high tech industries, including computing, mobile communications, and consumer digital entertainment. From August 2004 to August 2007, Mr. Padval served as Executive Vice President of the Consumer Products Group at LSI, and from June 2001 to August 2004, Senior Vice President of the Broadband Entertainment Division at LSI. Mr. Padval served as the Chief Executive Officer and Director of C-Cube from May 2000 until June 2001, when C-Cube was sold to LSI, and prior to that, as President of the Semiconductor Division of C-Cube from October 1998 to May 2000. Prior to joining C-Cube, Mr. Padval held senior management positions at VLSI Technology, Inc. and Advanced Micro Devices, Inc. He currently serves on the boards of several private companies, including Avnera Corporation, Berkeley Design Automation, Avalanche Technologies, Tigo Energy, Ultrasolar, Xtreme Power, and Pinnacle Engines. Mr. Padval also serves on the boards of Entropic Communications Incorporated, a fabless semiconductor supplier of system solutions to enable connected home entertainment. Mr. Padval is also active on advisory boards for Stanford University. Mr. Padval holds a Bachelor’s Degree in Technology from Indian Institute of Technology, Mumbai, and an M.S. in Engineering from Stanford University.

Mr. Parnell has been a director of the Company since January 2008. Mr. Parnell brings to IDT extensive general and financial management experience, which is especially relevant to his role as Chairman of the Audit Committee. Mr. Parnell has served as Vice President, Business Development and Investor Relations of Microchip Technology Incorporated (“Microchip”) since January 2009. Prior to this role, Mr. Parnell served as Vice President and Chief Financial Officer of Microchip from May 2000 to December 2008. Prior to his role as CFO, Mr. Parnell served as Vice President, Controller, and Treasurer of Microchip. Mr. Parnell holds a finance/accounting qualification with the Association of Certified Accountants from Edinburgh College, Scotland.

Mr. Schrock has been a director of the Company since September 2009. Mr. Schrock brings to IDT extensive management experience in semiconductors, wireless, and consumer markets, as well as marketing and operational expertise, all of which have particular relevance to the Company’s significant presence in the wireless and wireline communications markets. Mr. Schrock is retired from his positions as President of Qualcomm CDMA Technologies Group and Executive Vice-President of Qualcomm, Inc. (“Qualcomm”), which he held from 2001 to 2003. Prior to joining Qualcomm, Mr. Schrock held key executive positions at GM Hughes Electronics, Applied Micro Circuit Corporation, Burr-Brown Corporation, and Motorola. He currently serves on the board of directors of Global Foundries, a semiconductor wafer fabrication company, and the board of directors of Maxlinear, a fabless semiconductor company that provides radio-frequency analog and mixed-signal SoC solutions for broadband communications applications. Mr. Schrock also served on the board of directors of Jazz Semiconductor Inc., a privately held mixed signal and RF wafer foundry, until its merger with Acquicor Technology in 2007.

Dr. Smith has been a director of the Company since March 2004. Dr. Smith brings to IDT extensive experience in executive management, engineering and product development, risk analysis, marketing, industry association and corporate governance. Dr. Smith is retired from Intel Corporation, where he last served as Senior Vice President and General Manager of the Wireless Communications and Computing Group from December 1999 to January 2004. Prior to this role, Dr. Smith held various senior executive positions in group and division general business management, product and technology development, and marketing during his 26-year tenure at Intel. Since 2005, Dr. Smith has served as a director of RagingWire Enterprise Solutions, Inc, a premier data center and managed Information Technology services provider, and served from 2004—2012 as a director for Arcsoft, Inc, an industry leading software developer of multimedia applications for both desktop and embedded platforms. Dr. Smith has also served as a Trustee of Gettysburg College since 2006, where he is a member of the executive, compensation, finance, campaign, and audit committees and he chairs the Information Technology Committee. He is a member of the Association of Governing Boards of Universities and Colleges. Dr. Smith served as the Chairman of the Technology Strategy Committee and as Intel’s alternate Board of Directors member for the Semiconductor Industry Association from 1999-2004. Dr. Smith is a 2011 NACD Board Governance Fellow. Dr. Smith holds a Ph.D. and a master’s degree in physics from the University of Minnesota and a bachelor’s degree in physics from Gettysburg College.

Dr. Tewksbury joined the Company as President and Chief Executive Officer in March 2008 and was appointed to the Board of Directors in April 2008. Dr. Tewksbury brings extensive general management and technical experience to his roles as Director, President and Chief Executive Officer. Prior to joining the

Company, Dr. Tewksbury served as President and Chief Operating Officer of AMI Semiconductor from September 2006 to February 2008. Prior to that, Dr. Tewksbury served as general manager and managing director at Maxim Integrated Products, Inc. from February 2000 to August 2006, where he built and ran 11 product lines and established their high-speed data converter and high-performance RF businesses. Dr. Tewksbury also held senior business and technology leadership positions at IBM Microelectronics and Analog Devices, Inc. Dr. Tewksbury currently serves on the boards of Global Semiconductor Alliance and Entropic Communications, Inc., a fabless semiconductor company that designs, develops, and markets system solutions to enable connected home entertainment. Dr. Tewksbury holds a B.S. in Architectural Design, and an M.S. and a Ph.D. in Electrical Engineering, from the Massachusetts Institute of Technology.

Messrs. Padval, Parnell, Schofield, and Schrock, and Drs. Smith and Tewksbury are members of the National Association of Corporate Directors (NACD) and Messrs. Padval, Parnell, Schofield, and Schrock, and Dr. Smith have completed the two-day NACD course on Director Professionalism.

CORPORATE GOVERNANCE

Board of Directors Meetings and Committees

The Board of Directors of the Company holds regularly scheduled meetings each quarter and may meet more often as needed. The Board of Directors held a total of twelve (12) meetings during the fiscal year ended April 1, 2012 (“fiscal 2012”). The Board of Directors also has an Audit Committee, a Compensation Committee and a Nominating & Governance Committee. The independent directors of the Board of Directors have established a practice of meeting in executive session, without the presence of Dr. Tewksbury, at the conclusion of each quarterly board meeting. During fiscal 2012, the independent directors met in executive session a total of four (4) times.

NASDAQ prescribes independence standards for companies listed on the NASDAQ, including IDT. These standards require a majority of the Board of Directors to be independent. They also require every member of the Audit Committee, Compensation Committee, and Nominating & Governance Committee to be independent. No director qualifies as independent unless the Board determines that the director has no direct or indirect material relationship with us. On an annual basis, each director and executive officer is obligated to complete a director and officer questionnaire which requires disclosure of any transactions with us in which the director or executive officer, or any member of his or her immediate family, has a direct or indirect material interest. We also review our relationship to any entity employing a director or on which the director currently serves as a member of the Board. Consistent with these considerations, after review of all relevant transactions or relationships between each director, or any of his or her immediate family members, and IDT, its senior management and its independent registered public accounting firm, the Board of Directors has determined that each of the members of our Board of Directors, except for Dr. Tewksbury, and each of the members of the Audit Committee, Compensation Committee and Nominating & Governance Committee is an “independent director” as defined in the applicable rules and regulations of the SEC and NASDAQ rules.

During fiscal 2012, the Audit Committee was composed of four (4) non-employee directors, Messrs. Parnell, Padval and Schrock, and Dr. Smith, each of whom was “independent” as defined in the applicable rules and regulations of the SEC and the NASDAQ rules. Mr. Parnell currently serves as the Chair of the Audit Committee, and the Board of Directors has determined that he satisfies the “audit committee financial expert” designation in accordance with applicable SEC and NASDAQ rules. The Audit Committee operates under a written charter adopted by the Board of Directors that is available on the Company’s website at http://ir.idt.com/governance.cfm. The Audit Committee engages the Company’s independent registered public accounting firm and is primarily responsible for approving the services performed by the Company’s independent registered public accounting firm and for reviewing and evaluating the Company’s accounting practices and systems of internal controls. The Audit Committee meets privately with the Company’s independent registered public accounting firm, which has direct access to the Audit Committee at any time. The Audit Committee held five (5) meetings during fiscal 2012.

The Compensation Committee of our Board of Directors develops the compensation philosophy and objectives for the Company as a whole, reviews and approves all compensation decisions related to our NEOs and other executive officers and generally oversees our compensation programs. As members of our Board of Directors, the Compensation Committee receives regular updates on the Company’s business priorities, strategies, and results. As a result, the Compensation Committee has regular interaction with and open access to the NEOs. This gives them considerable opportunity to ask questions and assess the performance of the NEOs, other executive officers, and the Company. During fiscal 2012, the Compensation Committee was composed of four (4) non-employee directors, Messrs. Padval, Schofield and Eggebrecht and Dr. Smith, each of whom was independent under the applicable rules and regulations of the SEC, the rules of the NASDAQ and the Internal Revenue Code of 1986, as amended from time to time (the “Code). Dr. Smith currently serves as the Chair of the Compensation Committee. The Compensation Committee operates under a written charter adopted by the Board of Directors that is available on the Company’s website at http://ir.idt.com/governance.cfm. In consultation with management and the Board of Directors, the Compensation Committee reviews, evaluates, and recommends to the Board of Directors for approval, the compensation plans, policies and practices of the Company. The Compensation Committee aims to ensure that the Company’s compensation programs encourage high performance, promote accountability, and assure that employee interests are aligned with the interests of the Company’s stockholders. The Compensation Committee determines the salaries and incentive compensation for executive officers, including the CEO, and oversees the administration of the Company’s equity plans, including approving the number of shares underlying stock options to be granted to each employee and the terms of such options. The Compensation Committee met six (6) times and acted by written consent twelve (12) times during fiscal 2012.

The Compensation Committee’s specific responsibilities include:

•	Reviewing, revising and approving an industry-specific Peer Group (as defined below) to facilitate appropriate comparisons for compensation purposes;

•

Meeting in executive session to review and recommend for Board approval the corporate goals and objectives relating to the compensation of the CEO, evaluate the performance of the chief executive officer in light of these goals and objectives, and establish the compensation of the CEO based on such evaluation and competitive market data pertaining to compensation at peer companies;

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Reviewing and approving compensation for other officers, considering each Officer’s performance in light of Company goals and objectives and competitive market data pertaining to compensation at peer companies. The CEO of the Company may be present at meetings during which such compensation is under review and consideration, but may not vote;

•	Reviewing and making recommendations to the Board of Directors regarding executive compensation and benefit plans and programs;

•	Reviewing and approving the annual budget for employee merit salary increases, as recommended by management and determined by the Committee;

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As requested by Company management, reviewing, consulting, and making recommendations and/or determinations regarding employee compensation and benefit plans generally, including employee bonus plans and programs;

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Overseeing the administration of the Company’s equity incentive plans, including the review and grant of stock option and other equity incentive grants to Officers, and review and approval of the annual equity budget for all equity award types;

•	Overseeing administration of the Company’s Employee Stock Purchase Plan;

•	Managing and reviewing executive employment agreements and the grant of change-in-control and perquisite benefits;

•	Reviewing and approving the Compensation Discussion and Analysis and the Report of the Compensation Committee to be included as part of the Company’s annual proxy statement;

•	Reviewing, along with the CEO, matters relating to management succession, including compensation-related issues and exercising final approval over such issues;

•	Reviewing the risks and mitigating factors associated with the Company’s compensation programs, practices and policies; and

•	Annually reviewing and reassessing the Compensation Committee Charter and recommending any changes to the Board of Directors for its consideration.

In carrying out the foregoing responsibilities, the Compensation Committee has the authority, in its sole discretion, to engage outside independent advisors as it deems necessary or appropriate. In addition, the Compensation Committee is entitled to delegate any or all of its responsibilities to a subcommittee of the Compensation Committee other than any responsibilities relating to matters that involve executive compensation or where it has determined such compensation is intended to comply with the requirements of Section 162(m) of the Code.

During fiscal 2012, the Nominating & Governance Committee was composed of four (4) non-employee directors, Messrs. Schofield, Eggebrecht, Parnell, and Schrock, each of whom was “independent” as defined in the NASDAQ rules. Mr. Schofield currently serves as the Chair of the Nominating & Governance Committee. The Nominating & Governance Committee operates under a written charter adopted by the Board of Directors that is available on the Company’s website at http://ir.idt.com/governance.cfm. The Nominating & Governance Committee identifies and recommends individuals qualified to serve on the Board of Directors and evaluates and recommends the adoption or amendment of corporate governance guidelines and principles applicable to the Company. In evaluating candidates to determine if they are qualified to become board members, the Nominating & Governance Committee looks for the following attributes, among others determined by the Nominating & Governance Committee in its discretion to be consistent with the Company’s guidelines: personal and professional character, integrity, ethics and values; experience in the Company’s industry and with relevant social policy concerns; general business experience and leadership profile, including experience in corporate management and corporate governance, such as serving as an officer or former officer of a publicly held company, or experience as a board member of another publicly held company; diversity of personal background, perspective and experience; academic expertise in an area of the Company’s operations; and communication and interpersonal skills and practical and mature business judgment. The Nominating & Governance Committee evaluates each individual in the context of our Board of Directors as a whole, with the objective of assembling a Board of Directors that can best perpetuate and enhance the success of the Company and represent stockholder interests through the exercise of sound judgment, using its diversity of experience in these various areas. Although the Nominating & Governance Committee uses these and other criteria to evaluate potential nominees, there are no stated minimum criteria for nominees. The Nominating & Governance Committee uses the same standards to evaluate all director candidates, whether or not the candidates were nominated by stockholders. The Nominating & Governance Committee held three (3) meetings during fiscal 2012.

Each director, other than Messrs. Feld and McCreary, who joined the Board in June 2012, attended at least 75% of the aggregate of the total number of meetings of the Board of Directors and the total number of meetings held by all committees on which such director served during fiscal 2012. The Company does not currently maintain a formal policy regarding director attendance at the Annual Meeting; however, the Company invites nominees for directors to attend the Annual Meeting. All seven directors on the Board in fiscal 2012 attended the 2011 Annual Meeting, either in person or by conference call.

Risk Oversight

Our Board of Directors has an active role, as a whole and also at the committee level, in overseeing management of our risks. Our Board of Directors generally oversees corporate risk in its review and deliberations relating to our activities, including financial and strategic risk relevant to our operations. In addition, our Board of Directors regularly reviews information regarding our credit, liquidity and operations, as well as the risks associated with each. The Audit Committee oversees management of financial risks. The Compensation Committee is responsible for overseeing the management of risks relating to our executive compensation plans and arrangements and employee retention. The Nominating & Governance Committee manages risks associated with the independence of the Board of Directors and potential conflicts of interest. While each committee is responsible for evaluating certain risks and overseeing the management of such risks, the entire Board of Directors is regularly informed through committee reports about such risks. Our Board of Directors believes its administration of its risk oversight function has not affected the leadership structure of the Board of Directors.

The Audit Committee reviews the Company’s policies with respect to risk assessment and risk management, discusses with management significant financial risks in conjunction with enterprise risk exposures, and the actions management has taken to limit, monitor or control financial and enterprise risk exposure. During fiscal 2012, an independent consulting firm was primarily responsible for testing of internal controls in compliance with Section 404 of the Sarbanes-Oxley legislation, and reported directly to our Chief Financial Officer and our Corporate Controller, and “dotted-line” to the Chair of the Audit Committee. The Audit Committee met with the independent consulting firm to receive updates on Sarbanes-Oxley testing and discuss any issues that the Committee believed warranted attention.

The Compensation Committee oversees risk management as it relates to the Company’s compensation programs, policies and practices in connection with designing our executive compensation programs and reviewing incentive compensation programs for other employees. The Compensation Committee has reviewed with management whether our compensation programs, policies, and practices may create incentives for our employees to take excessive or inappropriate risks which could have a material adverse effect on the Company.

We believe that the elements of our compensation programs, policies and practices do not encourage unnecessary or excessive risk-taking. Base salaries are fixed in amount. While our sales commission plans and bonus plans focus on achievement of short-term or annual goals, and short-term or annual goals may encourage the taking of short-term risks at the expense of long-term results, given our employees’ other compensation opportunities and our internal control procedures, we believe that the sales commission plans and bonus plans appropriately balance risk and the desire to focus employees on specific short-term goals that we believe are important to our success.

We also believe that compensation in the form of long-term equity awards is important to help further align employee interests with those of our stockholders. We do not believe that these awards encourage unnecessary or excessive risk taking because the ultimate value of the awards is tied to our stock price, and because award grants are staggered and subject to long-term vesting schedules that we believe help ensure that employees have significant value tied to long-term stock price performance.

Based on the foregoing, we do not believe that our compensation policies and practices create inappropriate or unintended risk to the Company as a whole. Further, we do not believe that our incentive compensation arrangements encourage risk-taking beyond the organization’s ability to effectively identify and manage significant risks. We believe such arrangements are compatible with effective internal controls and the risk management practices of the Company, and are supported by the oversight and administration of the Compensation Committee with regard to executive compensation programs.

This Proxy Statement, including the preceding paragraphs, contains forward-looking statements. We have based these forward-looking statements largely on our current expectations and projections about future events. Forward-looking statements contained in this Proxy Statement should be considered in light of the many uncertainties that affect our business and specifically those factors discussed from time to time in our public reports filed with the SEC, such as those discussed under the heading “Risk Factors,” in our most recent Annual Report on Form 10-K, and as may be updated in subsequent SEC filings.

Leadership Structure of the Board

In accordance with our Bylaws, our Board of Directors appoints our officers, including our Chief Executive Officer. Our Board of Directors does not have a policy on whether the roles of the Chairman of the Board of Directors and the Chief Executive Officer should be separate and, if they are to be separate, whether the Chairman should be selected from the non-employee directors or be an employee and, if they are to be combined, whether a lead independent director should be selected. However, our Board of Directors is committed to corporate governance practices and values independent board oversight as an essential component of strong corporate performance. Currently, we separate the role of Chairman from the Chief Executive Officer position in order to ensure independent leadership of the Board of Directors and in recognition of the difference between the two roles. The Chief Executive Officer is responsible for setting the strategic direction of the Company and for the day-to-day leadership and performance of the Company’s business, while the Chairman is responsible for leading the Board of Directors in overseeing management, and our Board of Directors believes that this current structure is appropriate to fulfill the duties of Chairman and Chief Executive Officer effectively and efficiently.

Director Compensation

During fiscal 2012, the members of the Board of Directors who were not also officers or employees of the Company were each paid an annual retainer in the amount of $50,000. The Chairman of the Board received an additional annual retainer of $30,000. The Chair of the Audit Committee received an additional annual retainer of $20,000 and the other members of the Audit Committee received an additional annual retainer of $10,000. The Chair of the Compensation Committee received an additional annual retainer of $20,000 and the other members of the Compensation Committee received an additional annual retainer of $7,500. The Chair of the Nominating & Governance Committee received an additional annual retainer of $7,500 and the remaining members of the Nominating & Governance Committee received an additional annual retainer of $5,000. All annual retainer amounts are paid in equal quarterly installments.

Each non-employee director is initially granted a stock option to purchase 40,000 shares of the Company’s common stock on or about the 15th day of the month following the month of such non-employee director’s first election or appointment to the Board of Directors. Initial option grants to non-employee directors have a term of seven (7) years and become exercisable as to 25% of the shares subject to such options on the first anniversary of their date of election or appointment, and then as to 1/36 of the remaining shares each month thereafter.

Annually, after receipt of the initial grant, each non-employee director is granted a restricted stock unit award for the number of shares of the Company’s common stock equivalent to $50,000 in value, based on the closing price of the Company’s common stock on the trading day immediately preceding the date of grant, and a stock option to purchase 12,000 shares of the Company’s common stock. All annual grants for non-employee directors are made during the Company’s first open trading window subsequent to the Company’s annual meeting of stockholders. Annual option grants have a term of seven (7) years. Annual option and restricted stock unit awards vest and become exercisable on the earlier of (i) the first anniversary of the stockholder meeting date or (ii) if a director is not standing for re-election or fails to be re-elected at the next annual meeting of stockholders, then on the date of such annual meeting.

The following table sets forth compensation information for the Company’s non-employee directors for fiscal 2012.

DIRECTOR COMPENSATION FOR FISCAL 2012

Name	Fees Earned or Paid in Cash ($)		Stock Awards ($)(1)	Option Awards ($)(2)(3)	Total ($)
John Schofield	90,000		50,003	24,239	164,242
Lewis Eggebrecht	66,750	(4)	50,003	24,239	140,992
Gordon Parnell	74,250		50,003	24,239	148,492
Ron Smith	82,500	(4)	50,003	24,239	156,742
Umesh Padval	67,500		50,003	24,239	141,742
Donald Schrock	64,250		50,003	24,239	138,492

(1)	Stock awards consist of restricted stock unit awards for 8,418 shares of the Company’s common stock granted on November 15, 2011 under the 2004 Equity Plan. The amounts reported do not reflect compensation actually received by the director; instead, the amounts reported represent the grant date fair value of the restricted stock unit awards granted during fiscal 2012, calculated in accordance with Statement of Financial Accounting Standard Board Accounting Standards Codification Topic 718, “Stock Compensation,” or ASC Topic 718. For a detailed discussion of the assumptions used to calculate the value of the restricted stock unit awards, please refer to Note 9 of the Consolidated Financial Statements included in our Annual Report on Form 10-K for the fiscal year ended April 1, 2012, filed with the SEC on May 21, 2012. As of April 1, 2012, each of the current directors held outstanding restricted stock unit awards for an aggregate of 8,418 shares of the Company’s common stock.
(2)	As of April 1, 2012, Mr. Schofield held outstanding stock options to purchase an aggregate of 72,000 shares of the Company’s common stock, Mr. Eggebrecht held outstanding stock options to purchase an aggregate of 134,609 shares of the Company’s common stock, Mr. Parnell held outstanding stock options to purchase an aggregate of 82,000 shares of the Company’s common stock, Dr. Smith held outstanding stock options to purchase an aggregate of 72,000 shares of the Company’s common stock, Mr. Padval held outstanding stock options to purchase an aggregate of 72,000 shares of the Company’s common stock, and Mr. Schrock held outstanding stock options to purchase 62,000 shares of the Company’s common stock.
(3)	The amounts reported do not represent compensation actually received by the director; instead, the amounts represent the grant date fair value of the stock options granted during fiscal 2012 calculated in accordance with ASC Topic 718. For a detailed discussion of the assumptions used to calculate the value of the options, please refer to Note 9 of the Consolidated Financial Statements included in our Annual Report on Form 10-K for the fiscal year ended April 1, 2012, filed with the SEC on May 21, 2012. The amounts reported relate to each director’s annual grant of a stock option to purchase 12,000 shares of the Company’s common stock, made on November 15, 2011 with an exercise price of $5.94 per share.
(4)	Dr. Smith and Mr. Eggebrecht received an additional $5,000 payment for their work on the Technology Advisory Committee, an ad hoc committee of the Board of Directors formed to monitor industry technology developments and advise the Board of Directors and the Company’s management with respect to new technology developments and opportunities in the industry which may affect the Company’s current products or present future opportunities for the Company’s business.

Vote Required

The eight nominees receiving the highest number of affirmative votes of the outstanding shares of votes cast shall be elected as directors to serve until the next annual meeting of stockholders or until their successors have been duly elected and qualified. Abstentions and broker non-votes will have no effect for purposes of determining whether this matter has been approved.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION OF

THE NOMINATED DIRECTORS.

PROPOSAL NO. 2

ADVISORY VOTE TO APPROVE NAMED EXECUTIVE OFFICER COMPENSATION

In accordance with Section 14A of the Exchange Act, the Company is providing stockholders an opportunity to cast a non-binding, advisory vote on the compensation of our NEOs (sometimes referred to as a “Say-on-Pay” vote). Accordingly, you have the opportunity to vote “For” or “Against” or to “Abstain” from voting on the following non-binding resolution at the Annual Meeting:

“Resolved, that the stockholders approve, on an advisory basis, the compensation of the Company’s named executive officers as disclosed in the Company’s proxy statement for the 2012 Annual Meeting of Stockholders pursuant to the compensation disclosure rules of the SEC, including the Compensation Discussion and Analysis, the accompanying compensation tables and the related narrative disclosure in the proxy statement.”

Strong Stockholder Support

At our annual meeting of our stockholders last fiscal year, our stockholders approved the compensation of our fiscal 2011 NEOs, with over a 98% approval rating. The Compensation Committee believes that the strong support from our stockholders demonstrates that our executive compensation programs are designed appropriately to reward company and stock performance with responsible and balanced incentives. The Compensation Committee is continuously working to ensure that management’s interests are aligned with our stockholders’ interest to support long-term value creation.

In deciding how to vote on this proposal, you are encouraged to read the “Compensation Discussion and Analysis,” the accompanying compensation tables and the related narrative disclosure. As described in detail in the “Compensation Discussion and Analysis,” our compensation programs are designed to reward, motivate, attract and retain top talent by rewarding performance based upon achievement of pre-approved annual goals and objectives. A portion of each NEO’s compensation is contingent upon overall corporate performance as well as specific performance metrics particular to each NEO’s position and consistent with the NEO’s role on the management team. We believe that our compensation programs align the interests of our NEOs with that of our stockholders and provide motivation for high performance levels from our NEOs.

Vote Required

Approval, on a non-binding, advisory basis, of the compensation of our NEOs, as disclosed in this Proxy Statement pursuant to the compensation disclosure rules of the SEC, requires the affirmative vote of the majority of shares of common stock present in person or represented by proxy at the Annual Meeting and entitled to vote on such proposal. Abstentions and broker non-votes will be counted towards a quorum. Abstentions will have the same effect as an “Against” vote for purposes of determining whether this matter has been approved. Broker non-votes will not be counted for any purpose in determining whether this matter has been approved.

While your vote on this proposal is advisory and will not be binding on the Board of Directors, the Compensation Committee, the Company, and the Board of Directors value the opinions of the stockholders on executive compensation matters and will take into consideration the outcome of the vote when making future executive compensation decisions, to the extent they can determine the cause or causes of any significant negative voting results. Unless the Board of Directors modifies its determination on the frequency of future Say-On-Pay advisory votes, the next Say-On-Pay advisory vote will be held at the fiscal 2013 annual meeting of stockholders.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE APPROVAL OF THE COMPENSATION OF THE NAMED EXECUTIVE OFFICERS, AS DISCLOSED IN THIS PROXY STATEMENT.

PROPOSAL NO. 3

APPROVAL OF AN AMENDMENT AND RESTATEMENT TO THE 2009 EMPLOYEE STOCK PURCHASE PLAN TO INCREASE THE NUMBER OF SHARES RESERVED FOR ISSUANCE UNDER THE PLAN

Stockholders are being asked to approve an amendment and restatement to the Company’s 2009 Employee Stock Purchase Plan (the “Purchase Plan”) to increase the number of shares reserved for issuance under the Purchase Plan from 9,000,000 shares to 14,000,000 shares of the Company’s common stock (i.e., an increase of 5,000,000 shares). The Board originally approved the Purchase Plan adoption and authorization of 9,000,000 shares thereunder on June 19, 2009, which was subsequently approved by the Company’s stockholders on September 17, 2009. On July 25, 2012, the Board approved an amendment and restatement to the Purchase Plan to increase the shares authorized for issuance thereunder to 14,000,000.

As of July 25, 2012, the closing price of the Company’s common stock was $4.71 per share. Our employees in the United States and Canada are eligible to participate in the Purchase Plan, subject to the eligibility requirements detailed below. As of July 1, 2012, there were approximately 987 employees eligible to participate in the Purchase Plan.

The Board of Directors believes the Purchase Plan is an important component in the retention and hiring of employees, as it provides employees with an opportunity to acquire shares of the Company’s common stock and thereby provides participants with an incentive to contribute to the Company’s future success. Employees are the Company’s most valuable asset and the opportunity to acquire shares of the Company’s common stock under the Purchase Plan is vital to the Company’s ability to attract and retain outstanding and highly skilled individuals in the competitive labor markets in which we must compete.

The principle features of the Purchase Plan are summarized below, but the summary is qualified in its entirety by reference to the Purchase Plan itself which is attached to the proxy statement as Appendix A.

Purpose of the Purchase Plan

The Purchase Plan, which is intended to qualify under the provisions of Section 423 of the Code, provides for the grant to employees of rights to purchase shares of the Company’s common stock at reduced prices through payroll deductions.

Description of the Purchase Plan

Administration.    The Purchase Plan is administered by the Board of Directors or by a committee appointed by the Board of Directors consisting of at least two members of the Board of Directors (the “Plan Administrator”). The Plan Administrator has final authority for interpretation of any provisions of the Purchase Plan or of any right to purchase stock granted under the Purchase Plan. All costs and expenses associated with the administration of the Purchase Plan are borne by the Company. In addition, the Purchase Plan provides certain indemnification provisions.

Purchase Periods.    The Purchase Plan is implemented by successive quarterly purchase periods commencing on the first day of each fiscal quarter of the Company during the term of the Purchase Plan (“Purchase Periods”). The Board of Directors may change the frequency and duration of the Purchase Periods under the Purchase Plan by providing at least 15 days advance notice of the change to plan participants. The first Purchase Period of the Purchase Plan commenced June 29, 2009, subject to subsequent approval of the Purchase Plan by the Company’s stockholders, which occurred on September 17, 2009.

Eligibility and Enrollment.    Employees of the Company (including officers) that customarily work more than 20 hours a week and more than five months per calendar year are eligible to participate in the Purchase Plan as of the first day of the first Purchase Period after they become eligible to participate in the Purchase Plan.

However, no employee is eligible to participate in the Purchase Plan if, immediately after the election to participate, such employee would own stock of the Company (including stock such employee may purchase under outstanding options) representing 5% or more of the total combined voting power or value of all classes of stock of the Company or any parent or subsidiary of the Company. In addition, no employee is permitted to participate if the rights of the employee to purchase common stock of the Company under the Purchase Plan and all similar purchase plans of the Company or its affiliates would accrue at a rate that exceeds $25,000 of the fair market value of such stock (determined at the time the right is granted) for each calendar year.

Eligible employees become participants in the Purchase Plan by executing a participation agreement and filing it with the Company’s stock administrator no later than the deadline stated on the participation agreement, and if none is stated, then no later than five days before the Purchase Period for which such participation agreement is intended to be effective. By enrolling in the Purchase Plan, a participant is deemed to have elected to purchase the maximum number of whole shares of common stock that can be purchased with the compensation withheld during each Purchase Period for which the participant is enrolled. No participant will be eligible to purchase more than 2,500 shares of stock within any Purchase Period.

Payroll Deductions.    The payroll deductions made for each participant may be not less than 1% or more than 15% of a participant’s compensation. Compensation is defined in the Purchase Plan as the cash remuneration paid to a participant during a Purchase Period that is reported by the Company on Form W-2 for federal income tax reporting purposes (including salary deferrals to the Company’s 401(k) plan and contributions to the Company’s Section 125 cafeteria plan). Compensation includes payments for overtime work and shift differential, incentive compensation, sales commissions, profit sharing payments and other bonuses. Compensation excludes any special payments, such as moving or auto allowances, educational reimbursements, welfare benefits, amounts realized from the exercise, sale, exchange or other disposition of any stock option and premiums for life and disability insurance. Payroll deductions commence with the first paycheck issued during the Purchase Period for which the participant is enrolled and are deducted from subsequent paychecks throughout the Purchase Period unless changed or terminated as provided in the Purchase Plan. The participant may decrease the rate of payroll withholding once during each Purchase Period by filing a new participation agreement. The new rate becomes effective no later than the first day of the second payroll period which begins following the receipt of the new participation agreement. The participant may increase or decrease the rate of payroll withholding for the next Purchase Period by filing a new participation agreement on or before the date specified by the Company’s stock administrator and if none is stated, then no later than five days before the Purchase Period for which the change is to be effective.

The Company maintains a plan account in the name of each participant and credits the amount deducted from compensation to such account. No interest accrues to the money held in the account pending purchase of shares of common stock.

Purchase of Stock; Price.    As of the last day of each Purchase Period, each participant’s accumulated payroll deductions are applied to the purchase of whole shares of common stock at a price which is the lower of (i) 85% of the fair market value per share of the common stock on the first trading day of the Purchase Period or (ii) 85% of the fair market value per share of the common stock on the last trading day of the applicable Purchase Period. The fair market value of the common stock on a given date is defined as the closing price on the immediately preceding trading day as reported by NASDAQ. In the event that the aggregate number of shares which all participants elect to purchase during a Purchase Period exceeds the number of shares remaining for issuance under the Purchase Plan, the available shares will be ratably divided and any excess cash will be refunded to the participants.

Participants are notified by statements of account as soon as practicable following the end of each Purchase Period as to the amount of payroll deductions, the number of shares purchased, the purchase price, and the remaining cash balance of their plan account. Cash balances not attributable to fractional shares are refunded to participants. Certificates representing whole shares are delivered to a brokerage account and kept in such account pursuant to the participation agreement.

Withdrawal From the Purchase Plan.    Participants may withdraw from participation under the Purchase Plan at any time up to the last day of a Purchase Period by filing the prescribed form with the Company’s stock administrator. As soon as practicable after withdrawal, payroll deductions cease and all amounts credited to the participant’s plan account are refunded in cash, without interest. A participant who has withdrawn from the Purchase Plan shall not be a participant in future Purchase Periods unless he or she re-enrolls pursuant to the Purchase Plan’s guidelines.

Termination of Employment.    Termination of a participant’s status as an eligible employee for any reason, including death, is treated as an automatic withdrawal from the Purchase Plan. A participant may designate in writing a beneficiary who is to receive shares and cash in the event of the participant’s death subsequent to the purchase of shares, but prior to delivery. A participant may also designate a beneficiary to receive cash in his or her account in the event of such participant’s death prior to the last day of the Purchase Period.

Nontransferability.    The rights or interests of any participant in the Purchase Plan or in any shares or cash to which such participant may be entitled, are not transferable, except as permitted by the Code, by will or by the laws of descent and distribution. An attempt by a participant to transfer an interest in violation of the Purchase Plan is treated as an automatic withdrawal.

Amendment and Termination of the Purchase Plan.    The Board of Directors has the right to amend, modify or terminate the Purchase Plan at any time without notice; provided, however, stockholder approval shall be obtained when required by applicable laws, regulations or rules. The Purchase Plan will terminate upon the earlier of (i) the date as is determined by the Company in its sole discretion or (ii) the date on which all shares available under the Purchase Plan have been sold pursuant to purchase rights exercised under the Purchase Plan.

Adjustments Upon Changes in Capitalization.    In the event of a subdivision or consolidation of outstanding shares, the payment of a stock dividend or other increase or decrease in such shares effected without the receipt of consideration by the Company, the aggregate number of shares offered under the Purchase Plan, the number and price of shares which any participant may elect to purchase and the maximum number of shares which a participant may elect to purchase under the Purchase Plan in any Purchase Period, shall be proportionately adjusted. In the event of a dissolution or liquidation of the Company, or a merger or consolidation to which the Company is a constituent corporation, the Purchase Plan shall terminate, unless the plan of merger, consolidation or reorganization provides otherwise, and all amounts which each participant has paid towards the stock purchase price shall be refunded.

Certain Federal Income Tax Information

The following is a general summary as of this date of the federal income tax consequences to the Company and employees participating in the Purchase Plan. The federal tax laws may change and the federal, state and local tax consequences for any participating employee will depend upon his or her individual circumstances. Each participating employee is encouraged to seek the advice of a qualified tax advisor regarding the tax consequences for participation in this Purchase Plan.

The Purchase Plan, and the right of participants to make purchases thereunder, is intended to qualify under the provisions of Section 423 of the Code. The Purchase Plan is not subject to any provisions of the Employees Retirement Income Security Act of 1974. Under the applicable Code provisions, no income will be taxable to a participant until the sale or other disposition of the shares purchased under the Purchase Plan. Upon such sale or disposition, the participant will generally be subject to tax in an amount that depends upon the holding period. If the shares are sold or disposed of more than two years from the first day of the Purchase Period and one year from the date of purchase, the participant will recognize ordinary income measured as the lesser of (i) the excess of the fair market value of the shares at the time of such sale or disposition over the purchase price or (ii) an amount equal to 15% of the fair market value of the shares as of the first day of the Purchase Period. Any additional gain will be treated as long-term capital gain. If the shares are held for the periods described above, are sold and the sale price is less than the purchase price, there is no ordinary income and the participating employee has a long-term capital loss for the difference between the sale price and the purchase price. If the shares are sold or otherwise disposed of before the expiration of the holding periods described above, the participant will recognize ordinary income generally measured as the excess of the fair market value of the shares on the date the shares are purchased over the purchase price. Any additional gain or loss on such sale or disposition will be long-term or short-term capital gain or loss, depending on the capital gain holding period. The Company is not entitled to a deduction for amounts taxed as ordinary income or capital gain to a participant except to the extent of ordinary income recognized upon a sale or disposition of shares prior to the expiration of the holding periods described above.

New Plan Benefits

The number of future stock purchases under the Purchase Plan is not determinable because, under the terms of the Purchase Plan, purchases are based upon elections made by participants. The dollar value of benefits under the Purchase Plan is not determinable because purchase prices for stock purchased under the Purchase Plan are based upon fair market value of the Company’s common stock at the time of the election and purchase by the participant.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE AMENDMENT AND RESTATEMENT TO THE 2009 EMPLOYEE STOCK PURCHASE PLAN TO INCREASE THE NUMBER OF SHARE RESERVED AND AUTHORIZED FOR ISSUANCE THEREUNDER.

PROPOSAL NO. 4

RATIFICATION OF SELECTION OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors has appointed PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending March 31, 2013, and the stockholders are being asked to ratify such selection. Stockholder ratification of the Company’s independent registered public accounting firm is not required by the Company’s Bylaws or otherwise. However, the Board of Directors is submitting the selection of PricewaterhouseCoopers LLP to the stockholders for ratification as good corporate practice. In the event the stockholders fail to ratify the appointment, the Audit Committee and the Board of Directors will consider the vote of the stockholders in making a decision whether to select another independent registered public accounting firm for the subsequent fiscal year. Even if the selection is ratified, the Audit Committee and the Board of Directors in their discretion may direct the appointment of a different independent registered public accounting firm at any time if they determine that such a change would be in the best interests of the Company and its stockholders.

PricewaterhouseCoopers LLP has been engaged as the Company’s independent registered public accounting firm since 1993. Representatives of PricewaterhouseCoopers LLP are expected to be present at the Annual Meeting, will have the opportunity to make a statement if they desire to do so, and are expected to be available to respond to appropriate questions.

Fees Billed to Company

The aggregate fees incurred by the Company with PricewaterhouseCoopers LLP for the annual audit and other services for the fiscal years ended April 1, 2012, and April 3, 2011, were as follows:

(in thousands)	Fiscal Year 2012	Fiscal Year 2011
Audit fees(1)	$1,137	$1,061
Audit–related fees(2)	50	—
Tax fees(3)	59	33
All other fees(4)	—	2

Total fees	$1,246	$1,096

(1)	Represents audit and accounting advisory services for the Company’s annual financial statements included in the Company’s Annual Reports on Form 10-K, for reviews of the financial statements included in the Company’s Quarterly Reports on Form 10-Q, for the audit of the Company’s internal control over financial reporting, as well as for statutory audit services which amounted to $102,000 and $84,303 in the fiscal years ended April 1, 2012 and April 3, 2011, respectively.
(2)	Consists primarily of services rendered in connection with divestitures.
(3)	Consists of tax filing and tax-related compliance and other advisory services.
(4)	Consists primarily of consulting services. The Company incurred no financial information systems design and implementation fees in the fiscal years ended April 1, 2012 or April 3, 2011.

In accordance with the Audit Committee charter, the Audit Committee’s policy is to pre-approve all audit and non-audit services provided by the independent registered public accounting firm, including the estimated fees and other terms of any such engagement. These services may include audit services, audit-related services, tax services and other services. The Audit Committee may elect to delegate pre-approval authority to one or more designated committee members in accordance with its charter. The Audit Committee considers whether such audit or non-audit services are consistent with the SEC’s rules on auditor independence.

The Audit Committee approved the engagement of PricewaterhouseCoopers LLP pursuant to established pre-approval policies and procedures. The Audit Committee has determined the rendering of non-audit services by PricewaterhouseCoopers LLP is compatible with maintaining the auditor’s independence. The Audit Committee pre-approved all of the fees set forth in the table above for the fiscal years ended April 1, 2012 and April 3, 2011, respectively.

Vote Required

Ratification of the selection of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm requires the affirmative vote of the majority of shares of common stock present in person or represented by proxy at the Annual Meeting and entitled to vote on such proposal. Abstentions and broker non-votes will be counted towards a quorum. Abstentions will have the same effect as an “Against” vote for purposes of determining whether this matter has been approved. Broker non-votes will not be counted for any purpose in determining whether this matter has been approved.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR RATIFICATION OF SELECTION OF PRICEWATERHOUSECOOPERS LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information, as of July 1, 2012 (or as otherwise noted below), with respect to the beneficial ownership of the Company’s common stock by: (a) each stockholder known by the Company to be the beneficial owner of more than five percent of the Company’s common stock; (b) each director and nominee; (c) each Named Executive Officer (as set forth below); and (d) all executive officers and directors as a group. As of July 1, 2012, the Company had 143,436,704 shares of common stock outstanding.

SECURITY OWNERSHIP

Name and Address of Beneficial Owner	Shares Beneficially Owned(1)	Percentage of Beneficial Ownership(1)
5% Stockholders:
RS Investments(2) 388 Market Street—1700 San Francisco, CA 94111-5312	15,547,878	10.84%

Starboard Value, L.P.(3) 599 Lexington Avenue, 19th Floor New York, NY 10022	12,150,000	8.48%

Legg Mason Capital Management, Inc.(4) 100 International Drive Baltimore, MD 21202	9,651,954	6.73%

BlackRock Institutional Trust Company, N.A(5) 400 Howard Street San Francisco, CA 94105-2618	9,096,994	6.35%

Vanguard Group, Inc.(6) 100 Vanguard Boulevard Malvern, PA 19355-2331	7,673,656	5.35%

Non-Employee Directors:
John Schofield(7)	76,791	*
Lewis Eggebrecht(8)	136,400	*
Gordon Parnell(9)	87,791	*
Donald Schrock(10)	44,166	*
Ron Smith, Ph.D.(11)	80,440	*
Umesh Padval(12)	68,333	*
Peter Feld(13)	12,150,000	8.48%
Jeffrey McCreary(14)	47,000	*

Named Executive Officers:
Theodore L. Tewksbury III, Ph.D.(15)	1,150,857	*
Richard D. Crowley, Jr.(16)	367,734	*
Paul Rolls(17)	71,657	*
Arman Naghavi(18)	240,048	*
Fred Zust(19)	755,481	*
Ji Park(20)	0	*
All Executive Officers and Directors as a Group (19 persons)(21)	15,798,778	10.77%

*	Represents less than 1% of the issued and outstanding shares.
(1)

Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Shares of common stock subject to options and warrants which are currently exercisable, or will become exercisable within 60 days of July 1, 2012, are deemed outstanding for computing the percentage of the person or entity holding such securities but are not outstanding for computing the percentage of any other person or entity. Except as indicated by footnote, and subject to the community property laws where applicable, to the Company’s knowledge the persons named in the table above have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them. Unless otherwise indicated, the address for each person is the Company’s address at 6024 Silver Creek Valley Road, San Jose, CA 95138.

(2)	Based solely on a Schedule 13F filed with the SEC on March 31, 2012 by RS Investments.
(3)	Based solely on a Schedule 13D/A filed with the SEC on June 20, 2012 by Starboard Value L.P.
(4)	Based solely on a Schedule 13F filed with the SEC on March 31, 2012 by Legg Mason Capital Management, Inc. (“Legg Mason”).
(5)	Based solely on a Schedule 13F filed with the SEC on March 31, 2012 by Black Rock, Inc.
(6)	Based solely on a Schedule 13F filed with the SEC on March 31, 2012 by Vanguard Group, Inc.
(7)	Represents 17,000 shares beneficially owned by Mr. Schofield and 59,791 shares subject to options exercisable within 60 days of July 1, 2012.
(8)	Represents 14,000 shares beneficially owned by Mr. Eggebrecht and 122,400 shares subject to options exercisable within 60 days of July 1, 2012.
(9)	Represents 18,000 shares beneficially owned by Mr. Parnell and 69,791 shares subject to options exercisable within 60 days of July 1, 2012.
(10)	Represents 5,000 shares beneficially owned by Mr. Schrock and 39,166 shares subject to options exercisable within 60 days of July 1, 2012.
(11)	Represents 14,000 shares beneficially owned by Dr. Smith, 6,649 shares beneficially owned by the Smith Family Trust and 59,791 shares subject to options exercisable within 60 days of July 1, 2012.
(12)	Represents 10,000 shares beneficially owned by Mr. Padval and 58,333 shares subject to options exercisable within 60 days of July 1, 2012.
(13)	7,253,224 shares owned directly by Starboard Value and Opportunity Master Fund Ltd; 1,907,974 shares owned directly by Starboard Value and Opportunity S LLC; 2,988,802 shares held in an account managed by Starboard Value LP. Mr. Feld, solely by virtue of his position as a member of the Management Committee of Starboard Value GP LLC (“Starboard Value GP”), the general partner of the investment manager of Starboard Value and Opportunity Master Fund, and as a member and member of the Management Committee of Starboard Principal Co GP LLC, the general partner of the member of Starboard Value GP, may be deemed to beneficially own the shares owned directly by Starboard Value and Opportunity Master Fund for purposes of Section 16. Further, Mr. Feld, solely by virtue of his position as a member of the Management Committee of Starboard Value GP, the general partner of the manager of Starboard Value and Opportunity S LLC, and as a member of the Management Committee of Starboard Principal Co GP LLC, the general partner of the member of Starboard Value GP, may be deemed to beneficially own the shares owned directly by Starboard Value and Opportunity S LLC for purposes of Section 16. Finally, Mr. Feld, solely by virtue of his position as a member of the Management Committee of Starboard Value GP, the general partner of Starboard Value LP, and as a member of the Management Committee of Starboard Principal Co. GP LLC, the general partner of the member of Starboard Value GP, may be deemed to beneficially own the shares held in the Managed Account for purposes of Section 16. Mr. Feld expressly disclaims beneficial ownership of all such shares, except to the extent of his pecuniary interest therein.
(14)	Represents 47,000 shares beneficially owned by Mr. McCreary.
(15)	Represents 58,670 shares beneficially owned by Dr. Tewksbury and 1,092,187 shares subject to options exercisable within 60 days of July 1, 2012.
(16)	Represents 35,881 shares beneficially owned by Mr. Crowley and 331,853 shares subject to options exercisable within 60 days of July 1, 2012.
(17)	Represents 6,657 shares beneficially owned by Mr. Rolls and 65,000 shares subject to options exercisable within 60 days of July 1, 2012. Mr. Rolls’ employment with the Company was terminated on April 9, 2012.
(18)	Represents 29,008 shares beneficially owned by Mr. Naghavi and 211,040 shares subject to options exercisable within 60 days of July 1, 2012.

(19)	Represents 15,184 shares beneficially owned by Mr. Zust, 739,047 shares subject to options exercisable within 60 days of July 1, 2012 and 1,250 shares subject to restricted stock units vesting within 60 days of July 1, 2012.
(20)	Mr. Park’s employment with the Company terminated on September 26, 2011.
(21)	Includes the shares described in notes 7-19, and an additional 18,248 shares beneficially owned and 503,832 shares subject to options exercisable within 60 days of July 1, 2012 held by executive officers not listed in the table.

Stock Ownership Guidelines

On October 19, 2007, Company adopted a policy establishing the following mandatory stock ownership guidelines for its Chief Executive Officer, Chief Financial Officer, Chairman of the Board and other non-employee directors, as follows:

Chief Executive Officer	Value* equal to 1.0 times annual base salary
Chief Financial Officer	Value* equal to 0.5 times annual base salary
Chairman of the Board	15,000 shares of common stock
Board of Directors	10,000 shares of common stock

*	“Value” is defined as the amount expended to acquire the stock, including taxes paid to acquire RSUs.

The foregoing mandatory ownership amounts are to be achieved no later than five years after commencement of service in the designated position, or in the case of board members serving as of October 19, 2007, then five years from that date. The purpose of the mandatory stock ownership guidelines is to give our top executives and board members a vested interest in the long term success of the Company.

EXECUTIVE OFFICERS

Our executive officers and their respective ages as of July 1, 2012 are as follows:

Name	Age	Position
Theodore L. Tewksbury, III, Ph.D.	55	President and Chief Executive Officer
Richard D. Crowley, Jr.	55	Sr. Vice President, Chief Financial Officer
Subramanyan Dakshinamoorthy	60	Vice President, Worldwide Manufacturing
Thomas Sparkman	50	Sr. Vice President, Worldwide Sales and Marketing
Mario Montana	50	Vice President and General Manager, Enterprise Computing Division
Arman Naghavi	50	Vice President and General Manager, Analog and Power Division
Graham Robertson	44	Vice President, Corporate Marketing
Sean Fan	46	Vice President and General Manager, IDT China
Kelley Steven-Waiss	43	Vice President, Worldwide Human Resources
Vince Tortolano	62	Vice President, General Counsel and Secretary
Fred Zust	42	Vice President and General Manager, Timing and Synchronization Division

Dr. Tewksbury joined IDT as President and Chief Executive Officer in March 2008. Prior to joining IDT, Dr. Tewksbury served as the President and Chief Operating Officer of AMI Semiconductor from October 2006 to February 2008. Prior to August 2006, Dr. Tewksbury held a managing director position at Maxim Integrated Products, Inc.

Mr. Crowley joined IDT as Vice President and Chief Financial Officer in October 2009. Prior to joining IDT, Mr. Crowley served as Vice President, Finance and Chief Financial Officer of Micrel, Inc. Prior to Micrel,

Mr. Crowley served as Vice President and Chief Financial Officer of Vantis Corporation. Prior to Micrel, Mr. Crowley was employed by National Semiconductor Corporation, where his last position was Vice President and Corporate Controller.

Mr. Dakshinamoorthy joined IDT as Vice President, Quality in 2012. Prior to joining IDT, Mr. Dakshinamoorthy held several management positions at Freescale Semiconductor, serving most recently as Freescale’s Vice President, Final Manufacturing Engineering and Probe Operations. Prior to Freescale, Mr. Dakshinamoorthy held various management positions at Reticle Technology Centre, Tohoku Semiconductor Corp., the MOS15 Fab in Research Triangle Park, North Carolina and Western Digital.

Mr. Sparkman joined IDT in November 2011, as Vice President and general manager of the Communications division. Senior Vice President, WW Sales / Vice President & General Manager, Communications Division. In April 2012, Mr. Sparkman was appointed Senior Vice President of Worldwide Sales and Marketing. Prior to joining IDT, Mr. Sparkman was Chief Executive Officer of Samplify Systems, a leader in data compression technologies, in which IDT was a strategic investor. Prior to joining Samplify, Mr. Sparkman held various positions within the semiconductor industry for 23 years, serving chiefly at Maxim Integrated Products, Inc., an international supplier of analog and mixed-signal products. Mr. Sparkman holds a Bachelor of Science degree in Electrical Engineering from the University of California at Berkeley.

Mr. Montana has been with IDT since 1997 and was appointed Vice President and General Manager, Enterprise Computing Division in February 2007. Prior to his current role, Mr. Montana was General Manager, IDT Serial Switching Division, Director, IDT Serial-Switching Division and Director, IDT Strategic Marketing Group. Mr. Montana has also served as Product Line Director for IDT’s Telecommunications, FIFO, Logic and Timing groups, respectively. Prior to joining IDT, Mr. Montana held various product marketing and engineering positions at Zarlink Semiconductor, Exar, Raytheon and Hewlett Packard.

Mr. Naghavi joined IDT as Vice President and General Manager, Audio and Power Division in October 2009 and became Vice President and General Manager, Analog and Power Division in 2010. Prior to joining IDT, Mr. Naghavi served as Vice President and General Manager of Analog, Mixed-signal, and Power Division at Freescale Semiconductor. Prior to Freescale, Mr. Naghavi held various engineering and management positions at Intersil Corporation and Analog Devices, Inc.

Mr. Robertson joined IDT in March, 2010 as Vice President, Corporate Marketing. Prior to joining IDT, Mr. Robertson served as Vice President of Global Marketing and Corporate Communications at International Rectifier. Prior to International Rectifier, Mr. Robertson held sales and marketing communications positions at Future Electronics, and other senior marketing positions within various marketing and promotion solutions organizations in Europe. Mr. Robertson earned his Master of Business Administration degree from Edinburgh’s Heriot Watt University and a Master of Science degree in Marketing from the University of Glamorgan South Wales, United Kingdom. He is currently completing his Doctorate degree in Business from Heriot Watt University.

Mr. Fan joined IDT in 1999 as marketing manager for the Company’s telecommunications business unit. In 2011, Mr. Fan became vice president and general manager of IDT China. In his current position, Mr. Fan is also responsible for managing multiple business and functional units of the Company located in China. Prior to his current position, Mr. Fan held various management roles at IDT, including Vice President and General Manager of the Memory Interface Division, General Manager of Standard Product Operations, and Senior Director of Silicon Timing Solutions. Prior to joining IDT, Mr. Fan served in various engineering and management roles with Lucent Microelectronics, Mitel Semiconductor, and the National Lab of Telecom Research in China. Mr. Fan holds a Master of Science degree in Computer Engineering from University of Cincinnati, and a Bachelor of Science degree in Computer and Telecommunications from Beijing University of Posts and Telecommunications.

Ms. Steven-Waiss joined IDT in November 2009 as Vice President, Worldwide Human Resources. Prior to joining IDT, Ms. Steven-Waiss served as Vice President, Worldwide Human Resources, at PMC-Sierra, Inc. Prior to PMC-Sierra, Ms. Steven-Waiss held various consulting and management positions specializing in employee communications and training and development at various technology and retail companies.

Mr. Tortolano joined IDT in February 2009 as Vice President, General Counsel and Secretary. Prior to joining IDT, Mr. Tortolano served as Vice President, General Counsel and Secretary of Micrel, Inc. Prior to Micrel, Mr. Tortolano held the position of Vice President, Co-General Counsel of Lattice Semiconductor Corporation. Prior to Lattice Semiconductor, Mr. Tortolano was employed by AMD, where his last position was Vice President and General Counsel of AMD’s Vantis subsidiary, prior to its acquisition by Lattice Semiconductor.

Mr. Zust joined IDT in 2005 as Vice-President, Networking and Communications Division, as a result of our merger with ICS. Mr. Zust was promoted in 2008 to Vice President, General Manager of the Communications Division. In November 2011, Mr. Zust became Vice President and General Manager of the newly formed Timing and Synchronization Division. At ICS, Mr. Zust served as vice president for the NetCom Timing Division. Prior to ICS, Mr. Zust held various leadership and technical positions at Texas Instruments and AT&T/NCR Corporation.

COMPENSATION DISCUSSION AND ANALYSIS

This Compensation Discussion and Analysis provides information about the material components of our executive compensation program for:

•	Dr. Theodore L. Tewksbury III, our President and Chief Executive Officer (our “CEO”);

•	Richard Crowley, Jr., our Sr. Vice President and Chief Financial Officer (our “CFO”);

•	Arman Naghavi, our Vice President and General Manager, Analog and Power Division;

•	Fred Zust, our Vice President and General Manager, Timing and Synchronization Division;

•	Paul Rolls, our former Sr. Vice President, Worldwide Sales and Marketing; and

•	Ji Park, our former Vice President and General Manager, Video and Display Organization.

We refer to these executive officers collectively in this Compensation Discussion and Analysis as the “NEOs”, and to the Compensation Committee of the Board of Directors as the “Committee”.

Specifically, this Compensation Discussion and Analysis provides an overview of our executive compensation philosophy, the overall objectives of our executive compensation program, and each compensation component that we provide to our executive officers, including the NEOs. In addition, we explain how and why the Committee arrived at the specific compensation actions and decisions involving our executive officers during fiscal 2012.

Executive Summary

Executive Compensation Structure

We design, develop, manufacture, and market a broad range of low-power, high-performance mixed signal semiconductor solutions for the advanced communications, computing, and consumer industries. To compete in this dynamic industry, our executive compensation programs are designed to provide competitive compensation opportunities that reward, motivate, attract, and retain top talent.

Our executive compensation programs are designed to subject a significant portion of executives’ compensation to performance based upon the actual achievement of annual goals and objectives established by the Committee at the beginning of each fiscal year, and link the priorities and performance of the executives to the attainment and furtherance of long-term business strategies, and with the interest of stockholders.

A significant portion of the compensation payable to the executives is tied directly to the Company’s financial performance, and accordingly, the compensation package for executives is designed to fluctuate with the financial performance of the Company as a whole. We have found this approach, which emphasizes the creation of sustainable long-term stockholder value, ensures that our executives are rewarded for their efforts only to the extent that they have produced profitable operating results.

Our executive compensation program is designed to further these principles in the following ways:

•	Base salaries, which comprise only a modest portion of each executive’s compensation package, generally target the median of the competitive market for similarly situated companies;

•

A substantial portion of each executive’s compensation package is comprised of short-term incentive compensation in the form of a performance bonus, which is based on our ability to attain profitability goals reflected in our annual operating plan and each executive officer’s contributions toward that achievement; and

•

A substantial portion of each executive officer’s compensation package is comprised of long-term incentive compensation; in 2012 this was delivered in the form of stock options, the value of which is directly linked to the performance of the Company’s common stock because all stock options are granted with an exercise price equal to the “fair market value” on the date of grant and as such, only have value if our stock price increases.

The incentive compensation of our NEOs is designed to enhance total shareholder return (“TSR”). We strive to continuously improve TSR and, therefore, align short-term compensation with short-term performance and long-term compensation with long-term performance and return. The link between the realizable compensation of our CEO and indexed TSR is disclosed in the following graph, which shows how both total realizable compensation and realized incentive compensation for our CEO has fluctuated over the past five years with the Company’s five-year indexed TSR. The indexed TSR represents the cumulative total return of our company’s stock for a five-year fiscal period based on 100% invested at the first trading day of fiscal 2007, or March 31, 2007.

(1)	The chart illustrates CEO Total Realizable Pay and CEO Incentive Cash for Greg Lang, our former CEO, for fiscal 2008, and Dr. Tewksbury for fiscal 2009, 2010, 2011, and 2012.
(2)	CEO Total Realizable Pay includes base salary and actual cash bonus paid, other compensation paid and the “in-the-money” value of the equity awards issued during each fiscal year using the closing price of our common stock on the last trading day of the fiscal year in which such awards were granted. The equity value assumes equity awards are 100% vested upon grant, even though such awards vest over a 4-year period.
(3)	CEO Incentive Cash includes the actual cash bonus paid for each fiscal year.
(4)	Our fiscal year ends on a different day each year because our fiscal year ends at midnight on the Sunday nearest to March 31 of each calendar year. However, for convenience, the TSR and equity calculations in the above chart are based on a March 31 fiscal year end.

Fiscal 2012 Business Highlights

During fiscal 2012, IDT announced the following business achievements:

•

The industry’s first single-chip enterprise-class flash controller with native PCIe, co-developed with Micron Technology, Inc. for exclusive use in Micron’s recently announced P320h PCIe solid-state storage system.

•	The industry’s first PCI Express to Serial RapidIO protocol conversion bridge that extends scalable RapidIO-enabled peer-to-peer multiprocessor clusters to the x86 processor environment.

•	Introduction of patent pending HyperGear technology that dynamically adjusts CPU voltages and clock frequencies based on CPU usage demand.

•	The world’s first portable audio subsystem with integrated programmable clock generator.

•	Introduction of CoolRACTM technology, a breakthrough power architecture for enterprise data centers that dramatically increases energy efficiency and lowers operating costs.

•

Release of the industry’s first integrated timing, thermal sensor and fan control solution for PC mobile platforms, digital video recorders, set top boxes (STBs), Network Attached Storage (NAS) and enterprise Ethernet switches and routers.

•

Development of the world’s first commercially available oscillators incorporating piezoelectric microelectromechanical system (pMEMS) resonators, packaged in a multi-output clock generator, removing the need for the use of quartz crystal.

•	The world’s first single-chip wireless power transmitter that reduces board footprint by 80% and bill-of-materials cost by 50% compared to existing solutions.

•	The industry’s highest-output-power single-chip wireless power receiver that cuts charging time in half when used with an IDT transmitter.

•	Transfer of certain assets related to IDT’s Hollywood Quality Video (HQV) and Frame Rate Conversion (FRC) video processing product lines to Qualcomm pursuant to an Asset Purchase Agreement.

•

Sale of our wafer fabrication facility located in Hillsboro, Oregon related assets, and specific liabilities to Jireh Semiconductor Incorporated, an Oregon corporation and wholly owned subsidiary of Alpha and Omega Semiconductor Limited (AOS) for $26.3 million in cash.

Fiscal 2012 CEO Compensation Actions

For fiscal 2012, the Committee took the following actions with respect to the compensation of our CEO:

•

After having maintained his base salary at a level that was below the median for the chief executive officers of the companies in our Peer Group (defined below), since the commencement of his employment with the Company, we increased our CEO’s base salary by 4.3% to $600,000, effective as of May 23, 2011. With this increase, our CEO’s base salary is at the 50th percentile of the competitive market as measured by our peer group.

•

Based on the achievement of some significant goals that further our position in the market, including new product developments, design-ins, EPS growth, divesting parts of our Video and Display Organization, and completing the Hillsboro Fab sale and transition of our products to Taiwan Semiconductor Manufacturing Company Limited (TSMC), we paid a moderate performance bonus to our CEO in the amount of $83,005 for fiscal 2012, which represents 14% of his target annual incentive compensation award for fiscal 2012.

•

We granted our CEO a stock option award with a grant date fair value approximately between the 25th and 50th percentile of the competitive market as measured by our peer group. The Committee believes that it is in the best interests of the Company and our stockholders to link this long-term incentive compensation opportunity to the performance of the Company’s common stock, as well as to further our retention objectives.

The majority of the direct target compensation of our NEOs is dependent on performance, and as such is variable and at risk. The following pie chart illustrates the compensation elements for our CEO as a percentage of his total direct target compensation:

CEO 2012 Target Pay Mix

The following bar graph illustrates how much of the total 79.8% of target pay at risk for fiscal 2012 was realizable by our CEO based on fiscal 2012 performance metrics, as of the end of fiscal 2012. As shown below, of the Target Pay of $2,956,289, our CEO earned $679,176 (or 23%).

Comparison of CEO 2012 Target Pay vs. Realizable Pay at Fiscal Year End

Target Pay—base salary paid during the year, target cash bonus amount, other compensation paid (zero) and the “fair value” at grant of equity awards (i.e., Black Scholes for stock options).

Realizable Pay—base salary and actual cash bonus paid, other compensation paid (zero) and the “in-the-money” value of all equity awards issued during fiscal year 2012 using the closing price of our common stock on the last trading day fiscal 2012 (March 30, 2012) of $7.15. Realizable Pay assumes equity awards are 100% vested upon grant, even though such awards vest 25% on the first anniversary of the grant date with the remainder vesting ratably over 36 months.

To provide additional context for the illustration above, the table below outlines key details of each pay item and provides an update as to the amount of target pay that was “realizable” as of April 1, 2012 for each item.

Item	Description	Update as of Apr. 1, 2012
Stock Options

•   TARGET VALUE: $1,756,289

•   59.4% of our CEO’s target pay

•   To realize any value from this award, our stock price must appreciate from the closing price on the date of grant.

•   Awards vest 25% on the first anniversary of the grant date with the remainder vesting monthly thereafter for 36 months.

•   REALIZABLE VALUE: $0

The 575,000 options granted to our CEO on 5/16/11 had no currently realizable value as of 4/1/12 since the exercise price ($8.49) was above $7.15 (closing price of our common stock on 3/30/12).

Other Comp

•   TARGET VALUE: Not established

•   0% of our CEO’s target pay

•   Consistent with our emphasis on at risk pay, we only provide executive perquisites in very limited, individual circumstances. NEOs are eligible to participate in benefits programs offered by the Company to its employees generally, on the same terms as all other employees.

• REALIZABLE VALUE: $0 Our CEO received no other compensation in fiscal 2012.

Cash Bonus

•   TARGET VALUE: $600,000

•   20.3% of our CEO’s target pay

•   No payment unless minimum financial goals are attained.

•   Actual payment based on attainment of operating income and strategic corporate goals.

•   REALIZABLE VALUE: $83,005

In fiscal 2012, we achieved the minimum level of non-GAAP Operating Profit necessary for bonuses to be paid, but fell short of our target. As a result, our CEO received only ~14% of his target bonus.

Base Salary

•   TARGET VALUE: $600,000

•   20.3% of our CEO’s target pay

•   Intended to compensate our executives for performing their day-to-day responsibilities and to ensure a baseline level of market competitiveness.

•   REALIZABLE VALUE: $596,171

Base salary amounts, once established, are not “at risk” and our CEO’s salary was paid in full during fiscal 2012. The difference in target and realizable values is due to the 4.3% salary increase in the middle of the first quarter.

While our CEO’s realizable pay as of fiscal year-end was far below the targeted amount, due in large part to the decline of our stock price after the grant date of his stock options, total compensation reported in the 2012 Summary Compensation Table was above the amount reported in 2011. This dichotomy is due to the difference in the equity portion reported in the Summary Compensation Table, which is calculated using historical stock price data and does not take into account the effect of stock movement on pay after an equity grant is given.

Response to 2011 Say-On-Pay Vote

We believe that our executive compensation program appropriately incents and rewards our NEOs and other key personnel in light of the performance of the Company, and that our executive pay aligns well with our overall compensation philosophy of paying for performance. In determining executive compensation decisions for fiscal 2012, our Compensation Committee considered the over 98% level of stockholder support that our Say-On-Pay proposal received at our September 15, 2011 annual meeting of stockholders. As a result, the Compensation Committee viewed these results as a strong indication that the Company’s stockholders support the compensation programs and policies in fiscal 2011 and did not make any material changes in response to the 2011 Say-On-Pay advisory vote. The Compensation Committee will continue to consider shareholder concerns and feedback in the future.

With respect to the frequency of future Say-On-Pay advisory votes, consistent with the outcome of the advisory shareholder vote regarding the proposal, we determined to hold an advisory Say-On-Pay vote on the compensation of our NEOs annually until the next vote on the frequency of shareholder votes on the compensation of the NEOs is held.

Fiscal 2012 Corporate Governance Highlights

We endeavor to maintain good corporate governance standards in designing and administering our executive compensation policies and practices, as highlighted by the following:

•	Our change in control agreements with the NEOs contain “double trigger” provisions;

•

We award long-term incentive compensation to our executive officers solely in the form of stock options, which we believe create a significant “pay-for-performance” connection for our executive officers since a significant portion of their net worth is dependent on long-term performance of the market price of the Company’s common stock;

•	We do not provide excise tax payments or “gross-ups” in the event of a change in control of the Company;

•	We only provide executive perquisites in very limited, individual circumstances;

•	We do not currently offer, nor do we have plans to provide, pension arrangements for our employees;

•	Our option plans specifically preclude the re-pricing of stock options and stock appreciation rights, absent stockholder approval;

•	We maintain mandatory stock ownership guidelines for our Chief Executive Officer, Chief Financial Officer, Chairman of the Board and other non-employee directors;

•	For several years, we have separated the roles of Chairman of the Board of Directors and Chief Executive Officer; and

•	The Committee has engaged its own independent compensation consultant that does not provide any services to the Company and has no prior relationship with any of the NEOs.

Compensation Philosophy and Objectives

Our executive compensation programs are designed to:

•	provide competitive compensation opportunities that reward, motivate, attract, and retain top talent;

•	reward performance based upon the actual achievement of annual goals and objectives established by the Committee at the beginning of each fiscal year; and

•	link the priorities and performance of the executives to the attainment and furtherance of long-term business strategies, and with the interest of stockholders.

The Committee believes that a significant portion of compensation payable to NEOs should be tied directly to the Company’s financial performance. Accordingly, the compensation package for our NEOs is designed to fluctuate with the financial performance of the Company as a whole. During years when the Company’s performance experiences a downturn, NEO compensation will be lower; likewise, during years where the Company experiences increased revenues and profitability, NEO compensation is designed to increase. The Committee feels this compensation philosophy aligns the interests of our NEOs with those of our stockholders and provides motivation for high performance levels from our NEOs.

In fiscal 2012, important factors driving our Company’s financial performance that were identified in the setting and awarding of short-term compensation include:

•	revenue growth;

•	improved operating margin;

•	product sales;

•	new product development; and

•	operational excellence.

The Committee identified these priorities for our 2012 incentive program given their importance in driving increased value for our stockholders and because these are areas over which management can exert the greatest amount of control, thus increasing the potential for immediate and long term profitability.

Setting Executive Target Compensation

During fiscal 2012, the Committee retained Radford, an AON Hewitt Company, as its independent compensation consultant on all matters related to the compensation of NEOs and other senior executives. Radford reports to the Committee and the Committee reviews and evaluates Radford’s performance and compensation. Radford does not provide any other consulting services to the Company outside of its compensation consulting services to the Committee. Independent of its consulting services, the Company subscribes to and participates in Radford’s Global Sales and Technology Compensation Surveys. Radford provides strategic guidance to the Committee by leveraging its extensive database and significant industry expertise. As requested by the Committee, Radford provided to the Committee and the Committee requested that Radford provide it with comparative market data on industry best practices and data related to our NEOs and senior executives. For the compensation evaluation, in addition to publicly available data for our peers, Radford also relied on its 2010 Radford Global Technology Survey (“Radford Survey”)1.

[1]	The survey encompasses 14 Peer Group members, consisting of public semiconductor/capital equipment companies and public high technology companies, all with revenues between $300 million and $1 billion.

The Committee used data compiled by Radford to compare our NEOs’ compensation with the compensation of executive officers at comparable companies in the semiconductor industry. The Committee, after consultation with management and Radford, established a specific group of peer companies to assist in the assessment of job levels and compensation programs and practices. In defining an appropriate peer group for purposes of comparing compensation data, consideration was given to the following factors:

•	companies with whom the Company competes for business and executive talent in the semiconductor industry;

•	companies with revenues generally between $300 million and $1.2 billion reflecting businesses of similar scope and complexity;

•	companies with market capitalization generally between $500 million and $3 billion reflecting businesses of similar maturity; and

•	companies with 1,000 to 4,000 employees reflecting a similar organizational complexity and scale.

Based on these factors, the Committee reviewed and revised our list of peers from fiscal year 2011. In fiscal 2012 the Committee added Cirrus Logic, Micrel, and Triquint to help balance our peer group with respect to revenue and market capitalization. As a result the following companies (collectively, the “Peer Group”) were included in the compensation analysis for fiscal 2012:

Cypress Semiconductor	Micrel	RF Micro Devices
Cirrus Logic	Microchip Technology	Semtech
Fairchild Semiconductor	Microsemi	Silicon Laboratories
International Rectifier	OmniVision Technologies	Skyworks Solutions
Intersil	PMC-Sierra	Standard Microsystems
Linear Technology	Power Integrations	Triquint

At the beginning of fiscal 2012, as requested by the Committee, Radford presented the Committee with Peer Group and broader market survey data related to the compensation of executives holding positions comparable to the positions of each of our NEOs employed by the Company at that time, including data regarding base salaries, performance bonuses and equity awards. In order to assist the Committee with evaluation of our NEOs’ compensation packages, 2010 Radford Global Technology Survey data were combined with proxy data, where sufficient proxy data were available, to create a final market average which was used to assess compensation levels. Compensation data for NEOs who report to the CEO are reviewed by the Committee with the CEO and Radford. Data and criteria related to the CEO’s compensation, including peer group market data, are reviewed and evaluated only within the Committee and with Radford, and not with the CEO.

Our philosophy is to generally set our NEOs’ target pay levels close to the 50th percentile of market, with variations based on experience, operational complexity, strategic impact and scope of position. The following table illustrates the market levels we target for each compensation component.

Base Salary	Target Total Cash (Base plus Short-Term Incentives)	Long-Term Incentives	Total Direct Compensation
50th Percentile	50th Percentile	50th Percentile	50th Percentile

Base salaries and target performance bonuses (collectively, “Total Cash Compensation”) are determined upon offer of employment, and then on an annual basis thereafter at the beginning of each fiscal year. The Committee reviews market data provided by Radford for Total Cash Compensation based on the Peer Group and broader market survey data at the 25th, 50th, and 75th percentiles. Total Cash Compensation is considered an important part of the executive compensation package in order to remain competitive in attracting and retaining executive talent. Total Cash Compensation is designed to fluctuate with Company performance. In fiscal years when the Company exhibits superior financial performance, Total Cash Compensation is designed to be above average competitive levels. When financial performance is below the targeted goal for a particular fiscal year, Total Cash Compensation is designed to be below average competitive levels. Both elements of Total Cash Compensation are determined and reviewed against market references, in conjunction with the NEO’s experience, performance, internal comparisons, and the position’s operational complexity, strategic impact, and scope.

Total Cash Compensation in combination with equity awards (collectively, “Total Direct Compensation”) is also reviewed at the 25th, 50th, and 75th percentiles of market based on the Peer Group and broader market survey data provided by Radford. Equity awards are granted to the NEOs shortly after being hired or promoted and generally within approximately six weeks of the beginning of each fiscal year, and are the Company’s only form of long-term incentive compensation. Equity awards are determined based on experience, performance, current equity holdings, retention risk, internal comparisons, and the position’s operational complexity, strategic impact, and scope in addition to the Peer Group and broader market survey data provided by Radford.

Role of CEO in Compensation Decisions

The Company’s CEO reviews and evaluates, as applicable, the other NEOs’ performance, expected future contributions, internal comparisons, and also considers the market survey data provided by Radford in making recommendations to the Committee on the NEOs’ compensation. Any recommendations made by Dr. Tewksbury regarding the base salaries, bonuses and equity awards of the NEOs are subject to the final review and approval of the Committee.

Dr. Tewksbury was invited to provide input to the Committee with regard to his own performance, but he did not participate in the Committee’s determination of his proposed compensation, or the Committee’s final recommendation to the Board or the Board’s final determination of his compensation.

Individual Elements of NEO Compensation

Each NEO is compensated through base salary, a performance bonus, equity awards, and participation in employee benefit plans.

Base Salary

Base salaries are reviewed and determined annually at the beginning of each fiscal year, based upon the criteria outlined above and a review of the data referred to under “Setting Executive Target Compensation.”

At the beginning of fiscal 2012, the CEO proposed and the Committee approved increases in base salary for the NEOs based on consideration of the NEOs’ performance, strategic impact, scope of position, and position to market. Radford and the Committee reviewed CEO compensation against the Peer Group and found that both base salary and total cash compensation were below the Company’s stated pay philosophy of targeting the 50th percentile. The 4.3% base salary increase for the CEO was designed to more closely align compensation with the 50th percentile, while considering the performance of the Company and the CEO. With this increase, the CEO’s base salary is at the 50th percentile of the competitive market, as measured by our Peer Group.

The following table lists the fiscal 2012 base salary changes for our NEOs, the pay position relative to the Peer Group, and the decision factors for each increase, or lack of increase, as the case may be.

Named Executive Officer	Fiscal 2011 Base Salary ($)	Fiscal 2012 Base Salary ($)	Fiscal 2011 to Fiscal 2012 Increase (%)	Approximate Position of Fiscal 2012 Base Salary to Peer Group	Decision Factors
Dr. Tewksbury	575,000	600,000	4.3	50th percentile	Adjustment to more closely align with 50th percentile to retain competitiveness with market

Mr. Crowley	350,000	360,500	3.0	75th percentile	Criticality to our business and alignment with year-over-year market increases

Mr. Rolls	340,000	355,000	4.4	50th percentile	Adjustment to more closely align with 50th percentile to retain competitiveness with market

Mr. Naghavi	300,000	309,000	3.0	75th percentile	Criticality to our business and alignment with year-over-year market increases

Mr. Zust	300,000	309,000	3.0	75th percentile	Criticality to our business and alignment with year-over-year market increases

Mr. Park	270,000	270,000	0.0	50th –75th percentile	No increase based on competitive market data and fiscal 2011 performance

Performance Bonus

During fiscal 2012, the NEOs participated with other eligible employees in the Company’s Annual Incentive Plan (“AIP”). The AIP was established to link compensation to financial performance by tying individual and group goals and objectives of participating employees to the Company’s profitability. Through the AIP, a portion of an eligible employee’s total cash compensation opportunity is directly linked to the annual results of the performance of the group in which the employee works, the Company performance, and the individual’s performance.

The primary objectives of the AIP are:

•	Encourage outstanding performance from individual employees, as well as collaboration and execution of business units and the Company as a whole;

•	Link a portion of employees’ pay to the financial performance of the business; and

•	Reflect the financial performance of the Company and the value delivered to Stockholders in its funding methodology.

The AIP payout is determined based on the individual bonus target amount, the achievement of specific objectives for the fiscal year, and the plan funding. The AIP’s three components—Individual, Group, and Company Components— measure and reward individual, division, and Company performance, respectively. Our NEOs are evaluated on the Group component only.

In fiscal 2011, 20% of the AIP target for the Company’s executives was comprised of an Individual Component which, in accordance with our plan design, was not impacted by Company performance. In fiscal 2012, the AIP was revised for the executives reporting to the CEO, to be evaluated on the Group Component only, and to have 100% of that component modified by our Company performance as measured by Non-GAAP operating profit. We feel that this change further links our executive pay with our Company’s performance, and with the interest of our stockholders.

The Group component payout is determined based on the achievement of specific goals that are set at the beginning of the fiscal year, and approved by the Compensation Committee for the CEO. For the other NEOs, the goals are approved by the CEO.

Incentive payments earned under the AIP are paid in cash in two installments. The first installment is paid in November reflecting actual performance over the first two quarters and expected year-end performance for the full fiscal year. The mid-year payout is equivalent to 45% of the estimated annual payout, based on the mid-year analysis of estimated year-end performance. The second installment is paid in May which reflects the overall performance for the entire previous fiscal year, after deducting the first installment paid in the previous November. The Company maintains this biannual payment schedule in order to provide continual incentive and reward for employees throughout the year and also to maintain a current assessment of where individual employees, business units and the Company as a whole stand in relation to meeting the goals that have been set for the fiscal year.

Plan Funding

The AIP is funded based on Non-GAAP Operating Profit achievement levels that are set based on a scale from 25% (threshold) to 200% (maximum). If the Company’s actual Non-GAAP Operating Profit achievement is below the threshold of 25%, the AIP is not funded and no bonus is paid to any participant including the NEOs, regardless of individual or group performance. For fiscal 2012 the Non-GAAP Operating Profit achievement scale was reviewed and approved by the Committee.

For fiscal 2012, the Committee established the following Non-GAAP Operating Income achievement scale: $35 million—threshold funding equal to 25% of target; $140 million—target funding equal to 100% of target2. The Non-GAAP Operating Income amounts in the achievement scale include the expense related to the AIP.

An analysis was made at mid-year of the estimated year-end Non-GAAP Operating Profit achievement and a mid-year payout was made to participants, because the estimated year-end achievement was above the minimum threshold of 25%. In fiscal 2012 the AIP payout at mid-year was funded based on an estimated year-end Non-GAAP Operating Profit achievement of 49%.

The year-end payout is calculated based on the full annual performance less any mid-year payout. The actual non-GAAP Operating Income for fiscal year 2012 was $60.9 million, which resulted in an achievement level of 43.5%.

The AIP funding mechanism is designed to fund the Individual Component first, and the Group and Company Components second. To ensure that the Company’s AIP payout does not exceed the funded pool, a

[2]	Based on our funding mechanism, the maximum achievement level would have been at $280 million. If the Company had achieved Non-GAAP operating profit of $280 million or higher, the AIP would have been funded at 200%.

Funding Factor is applied to each of the Group and the Company components, respectively. The mid-year Funding Factor for fiscal 2012 was 33% based on the estimated year-end Non-GAAP Operating Profit achievement of 49%. The year-end Funding Factor was 21% based on the actual year-end Non-GAAP Operating Profit achievement of 43.5%.

The non-GAAP Operating Income of $60.9 million excludes restructuring-related costs, acquisition and divestiture-related charges, share-based compensation expense, and certain other expenses and benefits which totaled $40.1 million in the Company’s fiscal year 2011 GAAP consolidated statements of operations.

The following table provides a reconciliation of GAAP to non-GAAP financial measures.

Twelve Months Ended April 1, 2012 (in thousands)
GAAP Operating Income	20,850
Acquisition Related
Amortization of acquisition related intangibles	16,355
Acquisition related costs	798
Assets impairment	(315)
Restructuring Related
Severance and retention costs	2,064
Facility closure costs	87
Fabrication production transfer costs	4,572
Other
Compensation expense—deferred compensation plan	187
Stock based compensation expense	16,333
Non-GAAP Operating Income	60,931

Individual Incentive Targets

Each eligible employee, including the NEOs, is assigned an Individual Incentive Target based on a percentage of annual base salary. This target is established in consideration of the employee’s job level, job role, job function, and competitive data provided by Radford, as well as accomplishments within the employee’s job level for employees who were employed by the Company at the beginning of the fiscal year.

The Individual Incentive Targets for the NEOs are reviewed annually by the CEO and the Committee. Any adjustment made to the Individual Incentive Target for the NEOs other than the CEO is made at the recommendation of the CEO and is subject to the final review and approval of the Committee. Any adjustment made to the Individual Incentive Target for the CEO is made at the recommendation of the Committee and is subject to the final review and approval of the Board. For fiscal 2012, the CEO recommended and the Committee reviewed and approved a change to the Individual Incentive Target for Paul Rolls from 60% to 70% of base salary. This change positioned Mr. Rolls’ Incentive Target close to the 50th percentile of market. The Individual Incentive Targets for our CEO and all other NEO’s remained unchanged from fiscal year 2011 to fiscal year 2012.

Group Achievement

The Committee approved annual goals and objectives for the CEO, and the CEO established annual goals and objectives for the NEOs at the beginning of fiscal 2012. The achievement of these goals was measured at the end of fiscal 2012, and used as a basis for the AIP payout calculation. Our CEO’s goal achievement was reviewed and approved by the Committee, and our NEOs’ achievement was reviewed and approved by the CEO and the Committee at the end of fiscal 2012.

Group goals are established on a scale from 50% (threshold) to 125% (maximum). If the Group achievement is below the threshold of 50%, 0% of that goal is counted toward the final weighted score. The annual goals and objectives and their achievement for the CEO and NEOs are presented in the following tables.

While the annual goals for each of the NEOs are specific and measurable, at the end of the fiscal year, the CEO may exercise reasonable discretion in changing the group component score due to issues related to quality, cost management, or other unforeseen performance issues. Such discretion could have a direct impact on an NEO’s bonus payout. In fiscal 2012 our CEO changed Mr. Crowley’s group achievement from 116% to 106% due to accounting errors related to retention bonuses paid in fiscal 2012.

The following tables list the 2012 goals and objectives for each of our NEOs. The Group Component targets not disclosed are comprised of specific business-unit level targets that are based on the internal development strategy of the Company. The Company transacts business in the highly competitive semiconductor industry, and disclosure of the forward-looking targets and product-specific business-unit targets would cause substantial economic harm to the Company and, as a result, place the Company in a competitively disadvantageous position. Therefore, such information falls squarely within the type of information protected from disclosure under specific legal precedent.

The specific targets omitted are comprised of pre-established, forward-looking targets relating to revenue, cumulative earnings per share and new product development and business-unit level performance. The forward-looking measures are not disclosed in the Company’s financial statements or otherwise made available to the public. Instead, the targets are measured based upon internal forecasts made at the time the Compensation Committee evaluates performance. These goals and the related internal forecasts that are used to determine whether the performance target has been achieved, if disclosed, would give competitors insight into the current operational goals of the Company, as well as its forecast for future developments. These goals would also provide insight into the Company’s overall future strategy, which could be used by competitors to formulate their own strategies.

The forward-looking Group Component targets that the Company has not disclosed are comprised of specific business-unit level targets that are based on the attainment of pre-established revenue, gross margin and product development. Disclosure of these targets would place the Company at a competitive disadvantage by providing competitors with valuable insight into the Company’s internal profitability goals, growth strategies and product commercialization and launch objectives at a business-unit level for the coming years. Further, this information would allow them to more effectively glean specific business unit strategies and adjust their own operational objectives or take other competitive measures, such as modifying the timing of competing product launches or commercialization strategies, or instituting particular sales or marketing programs, in each case which could hinder, delay or frustrate the achievement of the Company’s strategic objectives for its business units. Moreover, this competitive advantage would be significantly magnified in this instance, as similar information is not available to the Company regarding its major competitors and such business unit performance is not otherwise made available to the public.

The nature of goals and the weighting assigned to each are subject to change annually. Recurring goals are generally set above prior year results and budgeted levels. The performance goals are designed to be aggressive, and there is a risk that payments will not be made at all or will be made at less than 100% of the target amount. The achievement of the goals may be affected by several factors including, but not limited to, the impact of global and regional conditions, credit markets and the related impact on semiconductor spending. Due to these factors which are not entirely controlled by the NEOs and the stretch nature of the goal setting, it is relatively difficult to achieve the Company performance goals. The challenge of the goals and the uncertainty in the environment ensures that any payments under the AIP are truly performance-based which is consistent with the AIP’s objectives.

The scores listed below are rounded to the nearest whole percent, and thus in some cases the Actual Score multiplied by the Weight may not result in the listed Weighted Score, and in some cases the Weighted Score may not add up to the listed Group Achievement Percentage.

Dr. Theodore L. Tewksbury III (President and Chief Executive Officer)

2012 Group Performance Metrics	Actual	Actual Score	Weight	Weighted Score
Achieve organic revenue of $632.80M in fiscal 2012 (excluding revenues generated by the Video and Display Organization for the full fiscal year)	526.7M	50%	25%	12.5%

Achieve organic operating profit of $140.7M (including the cost of the AIP, and excluding income from the Video and Display Organization for the full fiscal year)	60.9M(1)	0%	25%	0.0%

Introduce 31 new products within the fiscal year	31	100%	10%	10.0%

Launch 38 new projects into design within the fiscal year	46	125%	10%	12.5%

Design-in specified dollar amount in 3-year revenue	achieved	100%	10%	10.0%

Implement specified actions to achieve forward-looking cumulative earnings per share by the end of the fiscal year 2014	100% achieved toward long-term goal	100%	10%	10.0%

Complete Video Processing Business sale for a specified amount	exceeded	125%	5%	6.3%

Complete second phase of Oregon fabrication facility sale and transfer to TSMC	achieved	100%	5%	5.0%

Group Achievement Percentage				66.3%

(1)	A reconciliation of GAAP to non-GAAP Operating Income is listed under the section “Plan Funding.”

Richard Crowley, Jr ( Sr. Vice President and Chief Financial Officer)

2012 Group Performance Metrics	Actual	Actual Score	Weight	Weighted Score
Execute strategic business development, acquisition & divestiture activities	exceeded	125%	21%	27%

New Product Introduction/Innovation: - Actively work with the Design Automation Group to implement New Product Introductions (NPI) phase gate project management process/system; - Integrate current NPI tracking with new system; - Implement IP-reuse system; - Implement new R&D metrics for clock options; - Develop NPI portfolio metrics; - Incorporate actual new product results compared to business case to measure BU performance and develop performance based “risk handicaps” for BU’s new projects; - File 60 new patent applications	exceeded	125%	16%	20%

Increase Shareholder Value, including - Conduct analyst day; - Add sell side analyst coverage from top tier bank - Quarterly buy side marketing; - Identify and measure value creation drivers; - Capital Structure Improvements; - Share repurchase	achieved	100%	16%	16%

Increase profitability and productivity through implementation of new tax structure, financial performance benchmarking metrics, process & delivery, evaluating equity awards performance, managing operating expenses, completing first significant fee-based licensing arrangement for IDT IP, transitioning a specific portion of revenue from distribution to direct sales, and implementing strategies to optimize tax benefits	achieved	100%	10%	10%

Deploy business intelligence reporting tool	achieved	100%	10%	10%

Implement several specified new IT business applications	exceeded	125%	16%	20%

Complete specific steps for improving the IT infrastructure	achieved	100%	6%	6%

Customer Satisfaction, as measured through an internal employee survey	achieved	100%	6%	6%

Expense Control: -5% up to 3% deduction or credit for meeting the Annual Operating Plan	exceeded	—	—	3%

Group Achievement Percentage				116%

Adjusted Group Achievement Percentage				106%

Paul Rolls (former Sr. Vice President, Worldwide Sales and Marketing)

2012 Group Performance Metrics	Actual	Actual Score	Weight	Weighted Score
Achieve organic revenue of $670.80M in fiscal 2012 (including revenues generated by the Video and Display Organization for the full fiscal year)(1)	not achieved	0%	14%	0%

Design-in specified dollar amount in 3-year revenue	achieved	100%	29%	29%

Improve Worldwide Sales organization through hiring FAE head, reviewing/revising the current Geo Account Management strategy, transitioning a specific portion of revenue from distribution to direct sales, and implementing a new product proposal process	partially achieved	70%	10%	7%

Improve Sales Operations through evaluation/implementation of a CRM tool, revising the distribution registrations process, revising the pricing process, implementing web-enables sales tools, cleaning up the sample process, and converting a specific region to POS model	exceeded	110%	21%	24%

Implement Corporate Marketing strategies, including building a new website with strategic clarity and industry-leading feature set, enhancing collateral, internal communications, market analyses, and new product introductions and significantly expanding and enhancing the lead generation process	exceeded	103%	21%	22%

Customer Satisfaction, as measured through an internal employee survey	achieved	100%	4%	4%

Expense Control: -5% up to 3% deduction or credit for meeting the Annual Operating Plan	achieved	100%	—	3%

Group Achievement Percentage				89%

(1)	Mr. Rolls’ revenue target included revenues for our Video and Display Organization to ensure that, as the Sr. Vice President of Sales and Marketing, he remained focused on generating revenues for this division during the time we searched for a buyer.

Arman Naghavi (Vice President and General Manager, Analog and Power Division)

2012 Group Performance Metrics	Actual	Actual Score	Weight	Weighted Score
Achieve Revenue Target for the Analog and Power Division	partially achieved	75%	14%	11%

Achieve Operating Income Target for the Analog and Power Division	partially achieved	50%	14%	7%

Demonstrate Operational Excellence through the achievement of specific cost reduction goals, quality goals, and inventory reductions	exceeded	203%	11%	23%

Design-in specified dollar amount in 3-year revenue	partially achieved	50%	14%	7%

Introduce 20 new Analog and Power products	16	0%	14%	0%

Launch 23 Analog and Power projects into design	25	125%	14%	18%

Meet Design Engineering Efficiency targets measured through Return on Design Time (RODT) and Average Intro Lateness	exceeded	114%	7%	8%

Achieve specific Critical Project Milestones within a specified time	exceeded	125%	10%	13%

Collaboration: Demonstrate, through specific examples, collaboration with other Business Units (up to 6% credit)	achieved	100%	—	5%

Group Achievement Percentage				91%

Fred Zust (Vice President and General Manager, Timing and Synchronization Division)(1)

2012 Group Performance Metrics	Actual	Actual Score	Weight	Weighted Score
Achieve Revenue Target for the Communications Division	not achieved	0%	14%	0%

Achieve Operating Income Target for the Communications Division	not achieved	0%	14%	0%

Demonstrate Operational Excellence through the achievement of specific cost reduction goals, quality goals, and inventory reductions	partially achieved	93%	11%	11%

Design-in specified dollar amount in 3-year revenue	achieved	100%	11%	11%

Defend and grow timing market share in Communications	achieved	100%	3%	3%

Introduce 10 new Communications products within the fiscal year	6	0%	14%	0%

Launch 9 Communications projects into design within the fiscal year	9	100%	14%	14%

Meet Design Engineering Efficiency targets measured through Return on Design Time (RODT) and Average Intro Lateness	exceeded	105%	7%	8%

Achieve specific Critical Project Milestones within a specified time	partially achieved	50%	10%	5%

Collaboration: Demonstrate , through specific examples, collaboration with other Business Units (up to 6% credit)	exceeded	125%	—	6%

Group Achievement Percentage				58%

(1)	Mr. Zust’s performance metrics and review for fiscal 2012 were based on his achievements as Vice President and General Manager, Communications Division, the position he held for the majority of fiscal year 2012.

Ji Park (former Vice President and General Manager, Video and Display Organization)(1)

2012 Group Performance Metrics	Projected Year End Actual	Projected Year End Score	Weight	Weighted Score
Achieve Revenue Target for the Video and Display Organization	not achieved	0%	14%	0%
Achieve Operating Income Target for the Video and Display Organization	not achieved	0%	14%	0%
Demonstrate Operational Excellence through the achievement of specific cost reduction goals, quality goals, and inventory reductions	exceeded	102%	7%	7%
Design-in specified dollar amount in 3-year revenue	not achieved	0%	14%	0%
Introduce 8 new Video and Display products within the fiscal year	4	0%	14%	0%
Launch 7 Video and Display projects into design within the fiscal year	4	50%	14%	7%
Meet Design Engineering Efficiency targets measured through Return on Design Time (RODT) and Average Intro Lateness	exceeded	115%	7%	8%
Achieve specific Critical Project Milestones within a specified time	partially achieved	75%	14%	11%
Collaboration: Demonstrate , through specific examples, collaboration with other Business Units (up to 6% credit)	exceeded	125%	—	6%
Group Achievement Percentage				40%

(1)	Mr. Park’s employment was terminated on September 26, 2011, and thus his group goals were evaluated against actual performance over the first two quarters and expected year-end performance for the full fiscal year.

Calculation of Performance Bonus

The AIP payout for each NEO is calculated based on each NEO’s fiscal 2012 base earnings, individual incentive target, Group achievement, and AIP funding, using the following calculation.

Fiscal 2012 Actual Award =

Fiscal 2012 Base Earnings x Individual Incentive Target x Group Achievement x Funding Factor

Group goals require a 50% achievement each to count toward the final weighted score. No awards are paid if the AIP is not at least funded at 25% of our Target Non-GAAP Operating Profit. Target awards are set at levels difficult to attain, as a means of continually managing our organization to performance above previous years. None of the NEOs earned full bonus awards in fiscal 2012 commensurate with achievement of 100% target performance levels under our AIP. Maximum award targets reflect very ambitious goals, which can only be attained when business results are exceptional, thus justifying higher award payments. To date, none of the NEOs has earned a bonus award based on an achievement of maximum performance levels under our AIP.

The Compensation Committee has approved the following achievements and AIP payouts for fiscal 2012.

Performance Bonus Payments Earned in Fiscal 2012

NEO	FY2012 Target Award (% of Base Earnings)	FY2012 Payment Threshold Award ($)(1)	FY2012 Payment Target Award ($)	FY2012 Maximum Payment Award ($)(2)	FY2012 Actual Award ($)
Dr. Tewksbury	100	0	596,171	1,848,131	83,005
Mr. Crowley	70	0	251,223	778,790	55,922
Mr. Rolls	70	0	246,897	765,382	46,145
Mr. Naghavi	55	0	169,202	524,526	32,335
Mr. Zust	55	0	169,202	524,526	20,609
Mr. Park(3)	55	0	148,503	460,358	8,821

NEO	FY2012 Target Award ($)	Group Achievement (%)	Funding Factor (%)	FY2012 Actual Award ($)	Percent of Target (%)
Dr. Tewksbury	596,171	66.3	21	83,005	14
Mr. Crowley	251,223	106.0	21	55,922	22
Mr. Rolls	246,897	89.0	21	46,145	19
Mr. Naghavi	169,202	91.0	21	32,335	19
Mr. Zust	169,202	58.0	21	20,609	12
Mr. Park(3)	148,503	40.0	33	8,821	6

(1)	The AIP funding threshold is 25% of actual Non-GAAP Operating Profit achievement. At threshold funding levels, employees who have an Individual component to their AIP target may receive a payment for Individual performance. The NEOs do not have an Individual component and, as a result, will receive no payment at the threshold funding level.
(2)	The amounts reported in the Maximum column represent the maximum payment level at 125% group performance and 200% funding based on the maximum achievement of non-GAAP Operating Profit. As the AIP funding mechanism is designed to fund the Individual component first, and the Group and Company Components second, the funding multiplier (Funding Factor as explained in the “Compensation Discussion and Analysis” under “Plan Funding”) is dependent upon the company’s AIP eligible employee population. For purposes of disclosing the Maximum Payouts under this section, we calculated maximum funding based on the eligible employee population for our fiscal 2012 year-end payout, which would result in a Funding Factor of 248%.
(3)	Mr. Park received a mid-year AIP payout only, as his employment was terminated on September 26, 2011. At the time the mid-year payout was calculated, our year-end Funding Factor was forecasted at 33%.

Equity Awards for the NEOs in Fiscal 2012

Equity awards are reviewed and determined annually at the beginning of each fiscal year, based upon the criteria outlined above and a review of the data referred to under “Setting Executive Target Compensation”.

The equity compensation for the CEO and NEOs in fiscal 2012 was granted in stock options, with the exception of certain RSUs granted to Mr. Park as part of the Company’s recognition program for the filing of patent applications and issuance of patents. The emphasis on stock options at the upper levels of the Company is intended to place more of the executive’s total compensation at risk and dependent upon the Company’s stock performance, because all stock options are granted with an exercise price equal to the “fair market” value on the date of grant and as such, only have value if our stock price increases, thus ensuring a strong alignment with stockholders.

Additional information on the equity awards granted to the NEOs during fiscal 2012 is set forth in the “Grants of Plan Based Awards for Fiscal Year 2012” table. Stock options granted by the Company have an exercise price equal to the closing price of our stock on the last trading day before the grant date and typically vest over a four-year period based upon continued employment, with 25% vesting on the first anniversary of the grant date and the remainder vesting monthly thereafter for the remaining 36 months. RSUs typically vest over a four-year period based upon continued employment, with 25% of the grant vesting on each anniversary date of the grant.

Stock options generally expire seven years after the date of the grant. Our option plans specifically preclude the re-pricing of stock options and stock appreciation rights, absent stockholder approval.

The following table sets forth a comparison to benchmark data of the equity award for each NEO, and the factors considered by the Committee in determining the respective award amounts.

Name	FY2012 Option Award (# of Shares)	FY2012 Option Award (in thousands)(1)	Approximate Position of Equity Award to Peer Group(2)	Decision Factors
Dr. Tewksbury	575,000	$1,567	25th - 50th percentile	Competitive market data
Mr. Crowley	175,000	$477	50th percentile	Competitive market data
Mr. Rolls	135,000	$368	50th percentile	Competitive market data
Mr. Naghavi	155,000	$423	75th percentile	Competitive market data, strategic importance to the company
Mr. Zust	130,000	$354	50th - 75th percentile	Competitive market data, strategic importance to the company
Mr. Park	70,000	$191	25th - 50th percentile	Competitive market data, internal equity considerations

(1)	The Long-Term Incentive Value is calculated using the Black-Scholes methodology for stock options and a 30-Day Average Stock Price for restricted stock. At the time of the equity decisions, Radford provided the company a Black-Scholes Value of $2.726 and a 30-Day Average Stock Price of $7.32. No restricted stock was granted to the CEO or any NEOs in fiscal 2012.
(2)	Peer Group Long-Term Incentive Value is measured using the Black-Scholes methodology for options and face value on the grant date for restricted stock.

Retirement and Other Benefits

Section 401(k) Plan. The Company offers the NEOs the opportunity to participate in its Section 401(k) plan. NEOs participate under the same plan provisions as all other employees. Participating NEOs may contribute up to 75% of their eligible compensation as a pre-tax or Roth after-tax contribution to a maximum of $17,000 in calendar year 2012. Currently, key provisions of the plan include a Company match of $0.50 per $1.00 of the employee’s contributions up to 6% of base salary, with maximum calendar year contributions from the Company capped at $6,000 per employee. This matching practice is viewed by the Company as consistent with industry norms and required to provide a total compensation plan that is competitive with other high technology and semiconductor companies. The Company’s contributions vest over four years and if an employee terminates his or her employment prior to four years, the Company’s contributions will be prorated according to the number of years worked.

Non-Qualified Deferred Compensation Plan. The Company maintains an unfunded non-Qualified Deferred Compensation Plan eligible to provide benefits to director level employees and above. Under this plan, participants can defer up to 100% of their regular salaries, bonuses or other compensation such as commissions or special awards. Participants can select from among 20 different investment options from which their earnings are measured. A participant is credited with the return of the underlying investment option and there is currently no matching of contributions by the Company. A participant may invest in any one or more of the following investment alternatives and may change his or her investment selections at any time: Vanguard Mid Cap Index Inv, Dreyfus Small Cap Stock Index, 1st Eagle Overseas, Royce Micro-cap Inv, Vanguard Windsor II Inv, VIP

Freedom 2012, VIP Freedom 2015, VIP Freedom 2020, VIP Freedom 2025, VIP Freedom 2030, VIP II Contrafund, VIP II Index 500, VIP III Mid Cap, VIP International Capital Appreciation, VIP Real Estate, Pimco Real Return BD, Pimco Total Return, VIP Freedom Income, VIP High Income, or Fidelity Retirement Money Market. Participant balances are always 100% vested. Additionally, the Company has set aside assets in a separate trust designed to meet the obligations under the plan. The trust assets are invested in a manner that is intended to offset the investment performance of the funds selected by the participants. The deferral accounts are distributed following a participant’s termination of employment with the Company, unless the participant has elected an in-service withdrawal (scheduled or hardship withdrawal). Generally, distributions are made in a lump sum payment; however, in the event of a distribution due to retirement, a participant may elect a single lump sum distribution or annual installment distributions paid over two to 15 years. The Committee believes this plan is an important vehicle that allows plan participants to reach their retirement objectives over the long term. No NEO participated in the non-Qualified Deferred Compensation Plan in fiscal 2012.

Employee Stock Purchase Plan. The Company maintains an Employee Stock Purchase Plan that was approved by stockholders at the Company’s 2009 Annual Meeting (see Proposal No. 4, above). NEOs participate under the same plan provisions as all other eligible employees. Under the plan, eligible employees can purchase Company stock on the last day of each designated three-month purchase period. The per share purchase price is the lesser of 85% of the fair market value of the stock on the first day of the three-month purchase period or 85% of the fair market value of the stock on the last day of the three-month purchase period. The maximum number of shares of stock which may be purchased is 2,500 shares per purchase period. During fiscal 2012, Messrs. Crowley, Naghavi, Rolls, and Zust participated in the Employee Stock Purchase Plan. Messrs. Park and Tewksbury did not participate in the Employee Stock Purchase Plan at any time during fiscal 2012.

Other Benefits. The NEOs are eligible to participate in all other benefits programs offered by the Company to its employees generally, on the same terms as all other employees. These programs include, but are not limited to, group medical, group dental, basic life insurance, supplemental life insurance, long-term disability insurance, relocation expense reimbursement, and other such benefits programs.

Change of Control Agreements

The Board recognizes that from time to time it is possible that another entity may consider acquiring the Company or a change in control might otherwise occur, with or without the approval of the Board. The Board has determined that it is in the best interests of the Company and its shareholders to assure that the Company will have the continued dedication and objectivity of the CEO and each NEO, notwithstanding the possibility, threat, or occurrence of a change of control. Therefore, the Company has entered into a Change of Control Agreement with the CEO and each of the other NEOs. See the discussion below under “Executive Compensation—Severance and Change of Control Benefits.”

Deductibility of Executive Compensation

Section 162(m) of the Code (“Section 162(m)”) generally provides that publicly held corporations may not deduct in any taxable year certain compensation in excess of $1 million paid to certain executive officers. The Company believes that its stock option related compensation generally satisfies the requirements for deductibility under Section 162(m). However, the Committee considers one of its primary responsibilities to provide a compensation program that will attract, retain, and reward executive talent necessary to maximize stockholder returns. Accordingly, the Committee believes that the Company’s interests are best served in some circumstances by providing compensation (such as salary, incentive compensation, perquisites, restricted stock and restricted stock unit awards) which might be subject to the tax deductibility limitation of Section 162(m).

Compensation Committee Interlocks and Insider Participation in Compensation Decisions

During fiscal 2012, the members of the Committee were all non-employee directors of the Company and have not at any time been officers or employees of the Company. No interlocking relationship exists between the Board of Directors or the Compensation Committee and the board of directors or compensation committee of any other company, nor did any such interlocking relationship exist during fiscal 2012.

Recoupment Policy

In accordance with the AIP, in the event of a restatement of the Company’s earnings due to material noncompliance with any financial reporting requirement under the U. S. securities laws, the Company is entitled to and shall recoup the difference between incentive-based compensation paid to all current executive officers who received incentive-based compensation under the AIP during the three years preceding the restatement, which incentive payments were paid on the basis of erroneous data, and the amount of incentive-based compensation that would have been paid based on the corrected data. This provision of the AIP may be amended by the Compensation Committee at any time to comply with any rules promulgated by the SEC.

EXECUTIVE COMPENSATION

The following table discloses the compensation information for the Company’s Chief Executive Officer, Chief Financial Officer, the Company’s three other most highly compensated executive officers who were serving as executive officers as of the end of fiscal 2012, and one other individual for whom disclosure would have been provided, but for the fact that the individual was not serving as an executive officer at the end of the last fiscal year (together, the “Named Executive Officers” or “NEOs”). This information includes the dollar value of base salaries, stock option and restricted stock unit awards, bonus payments, and certain other compensation, if any, whether paid or deferred. The Company did not grant stock appreciation rights and has no long-term compensation benefits other than stock options and restricted stock units.

Summary Compensation Table for Fiscal 2012

Name and Principal Position	Fiscal Year	Salary ($)(1)		Bonus ($)		Stock Awards ($)(2)		Option Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)(4)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)(5)	Total ($)
Theodore L. Tewksbury, III	2012	596,171		—		—		1,756,289	83,005	—	—	2,435,465
President and Chief Executive Officer	2011	582,708		—		431,250		644,620	329,871	—	5,845	1,994,294
	2010	500,011		—		126,250		624,723	—	—	138,616	1,389,600

Richard D. Crowley, Jr.	2012	358,890		—		—		534,523	55,922	—	5,556	954,891
Sr. Vice President and Chief Financial Officer	2011	358,655		—		143,750		214,874	167,230	—	5,785	890,294
	2010	323,750		—		20,200		74,967	—	—	1,281	420,198

Paul Rolls	2012	352,710		—		—		412,346	46,145	—	74,574	885,775
Sr. Vice President, Worldwide Sales and Marketing(7)	2011	353,113		—		—		—	133,101	—	15,296	501,510
	2010	45,772	(9)	150,000	(6)	75,330		240,764	—	—	1,950	513,816

Arman Naghavi	2012	307,640		—		—		473,435	32,335	—	6,452	819,862
Vice President and General Manager, Analog and Power Division	2011	308,670		—		143,750		161,155	114,781	—	4,294	732,650
	2010	107,424		30,000	(6)	120,000		396,134	—	—	411	653,969

Fred Zust	2012	307,640		—		—		397,074	20,609	—	5,477	730,800
Vice President and General Manager, Communications Division	2011	308,670		—		143,750		322,310	126,802	—	5,459	906,991
	2010	285,002		—		44,990		177,005	—	—	1,317	508,314

Ji Park	2012	154,016		—		2,991	(10)	213,809	8,821	—	371,609	751,246
Vice President and General Manager, Video and Display Organization(8)	2011	276,546		—		118,608		214,874	52,860	—	10,177	673,065
	2010	250,016		—		90,052		166,593	—	—	2,068	508,729

(1)	The amounts reported represent total base salary paid for the covered fiscal year and are inclusive of any amounts deferred in the covered fiscal year under the Non-Qualified Deferred Compensation Plan.
(2)	Stock awards consist of restricted stock unit awards granted under the 2004 Equity Plan. The amounts reported represent the grant date fair value of restricted stock unit awards granted during the covered fiscal year calculated in accordance with ASC Topic 718. For a detailed discussion of the assumptions used to calculate the value of the restricted stock unit awards, please refer to Note 9 of the Consolidated Financial Statements included in our Annual Report on Form 10-K for the fiscal year ended April 1, 2012, filed with the SEC on May 21, 2012. The actual value, if any, that an NEO may realize from an award is contingent upon the satisfaction of the conditions to vesting in that award and there is no assurance that the value, if any, eventually realized by the NEO will correspond to the amount reported.
(3)

The amounts reported represent the grant date fair value of stock options granted during the covered fiscal year calculated in accordance with ASC Topic 718. For a detailed discussion of the assumptions and estimates used to calculate the value of the option awards, please refer to Note 9 of the Consolidated Financial Statements included in our Annual Report on Form 10-K for the fiscal year ended April 1, 2012 filed with the SEC on May 21, 2012. The actual value, if any, that an NEO may realize from a stock option is contingent upon the satisfaction of the conditions to vesting in the option and upon the excess of the market price of the Company’s common stock over the exercise price, if any, on the date of exercise and there is no assurance that the value, if any, eventually realized by the NEO will correspond to the amount reported.

(4)	The amounts reported represent total bonus payments earned under our Annual Incentive Plan for the covered fiscal year. See “Compensation Discussion and Analysis—Individual Elements of NEO Compensation—Performance Bonus” in this Proxy Statement for a more complete description of the amounts earned.
(5)	The amounts reported include the following: the Company’s matching contributions to the individual Section 401(k) accounts of the NEOs, reimbursement of commuting expenses and an auto allowance for Mr. Rolls, patent awards for Mr. Park, and a severance payment of $367,501 to Mr. Park.
(6)	The amounts reported represent one-time signing bonuses.
(7)	Mr. Rolls’ employment with the Company terminated on April 9, 2012.
(8)	Mr. Park’s employment with the Company terminated on September 26, 2011.
(9)	Mr. Rolls commenced his employment with the Company on January 25, 2010.
(10)	417 RSUs granted as part of the Company’s patent recognition program.

Grants of Plan-Based Awards for Fiscal 2012

The following table shows all plan-based awards granted to the NEOs in fiscal 2012. The equity awards identified in the table below are also reported in the table “Outstanding Equity Awards at Fiscal Year End for 2012,” below. The amounts reported for the non-equity awards identified below are the threshold, target, and maximum amounts payable under the AIP that could have been earned in fiscal 2012. For additional information regarding plan-based awards to our NEOs, see “Compensation Discussion and Analysis,” above.

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)(5)	All Other Option Awards: Number of Securities Underlying Options (#)(6)	Exercise or Base Price of Option Awards ($/ Share)(7)	Closing Market Price on Date of Grant ($/ Share)	Grant Date Fair Value of Stock and Option Awards ($)(8)
		Threshold ($)(2)	Target ($)(3)	Maximum ($)(4)	Threshold (#)	Target (#)	Maximum (#)
Theodore L. Tewksbury III Ph.D.	5/16/2011	0	596,171	1,848,131	—	—	—		575,000	8.49	8.33	1,756,289

Richard D. Crowley, Jr.	5/16/2011	0	251,223	778,790	—	—	—		175,000	8.49	8.33	534,523

Paul Rolls	5/16/2011	0	246,897	765,382	—	—	—		135,000	8.49	8.33	412,346

Arman Naghavi	5/16/2011	0	169,202	524,526	—	—	—		155,000	8.49	8.33	473,435

Fred Zust	5/16/2011	0	169,202	524,526	—	—	—		130,000	8.49	8.33	397,074

Ji Park	5/16/2011	0	148,503	460,358	—	—	—		70,000	8.49	8.33	213,809
	5/16/2011							218			8.33	1,851
	8/15/2011							199			6.01	1,140

(1)	Amounts represent the Annual Incentive Plan (AIP) award that is dependent on actual funding based on the corporate performance measure of non-GAAP Operating Profit, and the achievement of actual results against pre-established group goals. The actual payout amounts under the plan for fiscal year 2012 are included in the “Non-Equity Incentive Plan Compensation” column of the “Summary Compensation Table.”
(2)	The AIP funding threshold is 25% of actual Non-GAAP Operating Profit achievement. At threshold funding levels, employees who have an Individual Component to their AIP target may receive a payment for Individual performance. The NEOs do not have an Individual component to their AIP target, and, as a result, will receive no payment at the threshold funding level.
(3)	The amounts reported in the Target column represent the target payment level at 100% group performance and 100% funding based on the target achievement of non-GAAP Operating Profit.
(4)	The amounts reported in the Maximum column represent the maximum payment level at 125% group performance and 200% funding based on the maximum achievement of non-GAAP Operating Profit. As the AIP funding mechanism is designed to fund the Individual component first, and the Group and Company Components second, the funding multiplier (Funding Factor as explained in the “Compensation Discussion and Analysis” under “Plan Funding”) is dependent upon the company’s AIP eligible employee population.

(5)	The amounts reported are for RSUs awards granted under the Company’s 2004 Equity Plan, as part of the Company’s patent recognition program. 25% of each RSU award vests annually on the anniversary of the grant date until fully vested at the end of four years.
(6)	The amounts reported are for stock options granted under the Company’s 2004 Equity Plan. Each stock option expires seven years from the date of grant. Each stock option vests 25% on the first anniversary of the grant date, or in the case of new-hire grants, on the anniversary of the hire date, and monthly thereafter over the remaining three years until fully vested at the end of four years.
(7)	For purposes of determining the exercise price of the stock options granted under the Company’s stock option plans, the fair market value on the date of grant is defined as the closing market price of the Company’s common stock reported by the NASDAQ on the trading day immediately preceding the date of grant.
(8)	These amounts reported represent the grant date fair value of the equity awards computed in accordance with ASC Topic 718. For a detailed discussion of our grant date fair value calculation methodology, including related assumptions and estimates, please refer to Note 9 of the Consolidated Financial Statements included in our Annual Report on Form 10-K for the fiscal year ended April 1, 2012, filed with the SEC on May 21, 2012.

Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table:

See “Compensation Discussion and Analysis” in this Proxy Statement for a more complete description of the amounts earned or awards granted, as well as an explanation of the amount of salary and bonus in proportion to the total compensation for each NEO.

Outstanding Equity Awards at Fiscal 2012 Year-End

		OPTION AWARDS						STOCK AWARDS
Name (a)	Grant Date or Vesting Commence- ment Date (b)(1)	Number of Securities Underlying Unexercised Options (#) Exercisable (c)	Number of Securities Underlying Unexercised Options (#) Unexercisable (d)(1)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#) (e)	Option Exercise Price (f)		Option Expiration Date (g)	Numbers of Shares or Units of Stock That Have Not Vested (#) (h)(2)	Market Value of Shares or Units of Stock That Have Not Vested ($) (i)(3)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(j)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(k)
Theodore L. Tewksbury	4/15/2008	500,000	0		9.25		4/15/2015
	5/15/2009	212,500	87,500		5.05		5/15/2016
	5/17/2010	137,500	162,500		5.75		5/17/2017
	5/16/2011	0	575,000		8.49		5/16/2018
	4/15/2008							12,500	89,375
	5/15/2009							12,500	89,375
	5/17/2010							56,250	402,188

Richard D. Crowley, Jr.	11/17/2008	170,833	29,167		5.14		11/17/2015
	5/15/2009	25,500	10,500		5.05		5/15/2016
	5/17/2010	45,833	54,167		5.75		5/17/2017
	5/16/2011	0	175,000		8.49		5/16/2018
	11/17/2008							3,750	26,813
	5/15/2009							2,000	14,300
	5/17/2010							18,750	134,063

Paul Rolls	2/16/2010	65,000	55,000		5.58		2/16/2017
	5/16/2011	0	135,000		8.49		5/16/2018
	2/16/2010							6,750	48,263

Arman Naghavi	11/16/2009	102,708	67,292		6.00		11/16/2016
	5/17/2010	34,375	40,625		5.75		5/17/2017
	5/16/2011	0	155,000		8.49		5/16/2018
	11/16/2009							10,000	71,500
	5/17/2010							18,750	134,063

Fred Zust	9/19/2005	389,985	0		11.23	(4)	9/19/2012
	5/15/2006	45,000	0		14.80		5/15/2013
	5/15/2007	34,000	0		14.99		5/15/2014
	5/15/2008	34,500	1,500		12.51		5/15/2015
	8/15/2008	45,833	4,167		11.34		8/15/2015
	5/15/2009	50,208	24,792		5.05		5/15/2016
	5/17/2010	68,750	81,250		5.75		5/17/2017
	5/16/2011	0	130,000		8.49		5/16/2018
	5/15/2008							1,000	7,150
	8/15/2008							1,250	8,938
	5/15/2009							4,455	31,853
	5/17/2010							18,750	134,063

Ji Park

(1)	Each stock option vests and becomes exercisable with respect to 25% of the shares of the Company’s common stock subject thereto on the first anniversary of the date of grant, or the first anniversary of the date of hire or promotion, as applicable, and with respect to the remaining shares subject thereto, on each monthly anniversary thereafter over the following thirty-six months such that the option is fully vested and exercisable on the fourth anniversary, subject to continued service to the Company through each vesting date.
(2)	Each restricted stock unit award vests with respect to 25% of the shares of the Company’s common stock subject thereto on each anniversary of the date of grant, such that the award is fully vested on the fourth anniversary of the date of grant, subject to continued service to the Company through each vesting date. Dr. Tewksbury’s stock award grant on April 15, 2008 vests with respect to 25% of the shares of the Company’s common stock subject thereto on the fifteenth day of the thirteenth month following the date of grant, such that the grant is fully vested on the fourth anniversary of such date, subject to continued service to the Company through each vesting date.
(3)	The dollar amounts shown in column (i) are determined by multiplying (x) the number of shares or units reported in column (h) by (y) $7.15 (the closing price of the Company’s common stock on March 30, 2012, the last trading day of fiscal 2012).
(4)	Stock options with an exercise price of $11.23 were granted in connection with the Company’s acquisition of ICS in September 2005.

Non-Qualified Deferred Compensation for Fiscal 2012

The Company maintains a Non-Qualified Deferred Compensation Plan that allows director-level employees and above to defer up to 100% of their regular salaries, bonuses or other compensation. The following table shows certain information for the NEOs under the Non-Qualified Deferred Compensation Plan. For a summary of the Non-Qualified Deferred Compensation Plan, please see the section on “Retirement and Other Benefits” in this CD&A.

Name	Executive Contributions in Last Fiscal Year ($)	Registrant Contributions in Last Fiscal Year ($)	Aggregate Earnings in Last Fiscal Year ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last Fiscal Year End ($)

Theodore L. Tewksbury, III	—	—	—	—	—

Richard D. Crowley, Jr.	—	—	—	—	—

Paul Rolls	—	—	—	—	—

Arman Naghavi	—	—	—	—	—

Fred Zust	—	—	—	—	—

Ji Park	—	—	—	—	—

Option Exercises and Stock Vested for Fiscal 2012

The following table shows all stock options exercised and stock awards that vested and the value realized upon exercise or vesting for each of the NEOs during fiscal 2012.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Theodore L. Tewksbury, III	—	—	37,500	318,375
Richard D. Crowley, Jr.	—	—	11,000	83,828
Paul Rolls	—	—	3,375	22,916
Arman Naghavi	—	—	11,250	82,763
Fred Zust	—	—	11,838	97,055
Ji Park	46,936	40,410	10,952	92,982

SEVERANCE AND CHANGE OF CONTROL BENEFITS

The Company has entered into Change of Control Agreements with each NEO. The agreements are coterminous with the NEO’s employment with the Company. In the event of an involuntary termination of employment of any of the NEOs, which includes a termination by the Company without cause or a voluntary termination by the employee under certain circumstances, within two years after a change of control of the Company, generally the agreements provide for a lump sum severance payment consisting of (a) twelve (12) months of the monthly salary which the NEO was receiving immediately prior to the Change of Control (twenty-four months for the CEO), plus (b) the NEO’s “target bonus” (two times the target bonus for the CEO), payable on the thirtieth (30th) day following the NEO’s termination of employment, as well as a prorated bonus payment for the fiscal year in which the NEO’s termination of employment occurs based on, and paid generally in accordance with, the terms of the Company’s Annual Incentive Plan. The “target bonus” is the percentage of the NEO’s base salary that is prescribed by the Company under its Annual Incentive Plan (or successor plan) as the percentage of such base salary payable to the NEO as a bonus if the Company pays bonuses at one-hundred percent (100%) of its Annual Incentive Plan (or successor plan) target, but in no event will the “target bonus” be less than the target bonus in effect for the NEO in the fiscal year in which the Change of Control occurs. The Change of Control Agreements also provide for continued health benefits for the same twelve-month period (18 months for the CEO), and outplacement services with the total value not to exceed $15,000. The agreements also provide that, in the event of an involuntary termination of employment of any of the NEOs within two years after a change of control of the Company, the vesting of all outstanding stock options and restricted stock awards will become fully accelerated effective upon the date a release of claims executed by the terminated NEO is no longer revocable. The agreements further generally provide that benefits may be limited to a lesser amount so that no portion of the benefits is subject to the imposition of excise taxes under the “golden parachute” provisions of Section 280G of the Code, if such limitation results in the receipt by the NEO, on an after-tax basis, of a greater amount of benefits than without such limitation. For the purpose of these agreements, a “change of control” means the occurrence of (i) any person or entity becoming the beneficial owner of fifty percent or more of the voting power of the Company’s outstanding securities, (ii) a merger or consolidation of the Company other a merger or consolidation in which the voting securities of the Company outstanding immediately prior to the transaction continue to represent at least fifty percent of the total voting power of the Company or such surviving entity immediately after the transaction, (iii) the entering into of an agreement for the sale or disposition by the Company of all or substantially all of the Company’s assets or the approval by the Company’s shareholders of a plan of complete liquidation of the Company in connection with such an agreement or (iv) a change in the composition of the Board of Directors of the Company, as a result of which fewer than a majority of the directors are “incumbent directors” (as defined in the Change of Control Agreements). A termination by the Company without cause is any termination by the Company other than for cause. Cause is defined as gross negligence or willful misconduct in the performance of the NEO’s duties to the Company where such gross negligence or willful misconduct has resulted or is likely to result in substantial or material damage to the Company and its subsidiaries, repeated unexplained and unjustified absence from the Company, a material and willful violation of federal or state law, commission of any act of fraud with respect to the Company, or conviction of a felony or crime involving moral turpitude causing material harm to the standing and reputation of the Company. Voluntary termination of employment by an NEO under certain circumstances constitutes an involuntary termination if it follows a material reduction or change in job duties, responsibilities and requirements inconsistent with the NEO’s position with the Company and the NEO’s duties, responsibilities and requirements as in effect immediately prior to the change of control, any reduction of the NEO’s base compensation or target bonus or the NEO’s refusal to relocate to a facility or location more than 50 miles from the Company’s current location.

The Company has entered into an Employment Offer Letter with Mr. Naghavi. As amended, the Employment Offer Letter provides that in the event Mr. Naghavi’s employment is terminated by the Company without cause, and contingent upon his execution of the Company’s standard release agreement, Mr. Naghavi will be entitled to receive a lump-sum severance payment from the Company in an amount equivalent to twelve (12) months of Mr. Naghavi’s then-current base salary. For purposes of the Employment Offer Letter, as amended, “cause” is as defined in the prior Change of Control Agreements described above.

In connection with Mr. Park’s termination on September 26, 2011, as part of the Company’s divestiture of its Video Imaging business, the Company provided Mr. Park with a Retention and Incentive Memorandum (the “Memorandum”) dated March 1, 2011. Pursuant to the Memorandum, upon his termination, the Company paid Mr. Park a lump sum cash payment, less applicable taxes, in an amount equal to: (i) a retention component equal to three (3) months of his then-current salary; and (ii) an incentive component equal to $300,000, the maximum amount of such incentive component payable in accordance with a pre-determined formula based on the sale price of the Video Imaging Business.

Change of Control Benefits

The following table sets forth the estimated benefits related to accelerated vesting of stock options and restricted stock units that would have accrued to each of the NEOs who were employed with the Company on April 1, 2012 had a change of control of the Company occurred on April 1, 2012. Amounts below reflect the value of fully accelerated vesting of options and restricted stock units pursuant to the Change of Control Agreements entered into with each NEO in effect as of the end of fiscal 2012.

Name	Accelerated Vesting of Options ($)(1)	Accelerated Vesting of RSUs ($)(2)	Total ($)
Theodore L. Tewksbury, III	411,250	580,938	992,188
Richard D. Crowley, Jr.	156,509	175,175	331,684
Arman Naghavi	134,261	205,563	339,824
Fred Zust	165,813	182,003	347,816
Paul Rolls	86,350	48,263	134,613

(1)	The value of the accelerated vesting of stock options is calculated based on the aggregate positive difference, if any, between the exercise price of each option for which vesting would be accelerated and $7.15, the closing market price of the common stock of the Company on March 30, 2012, the last trading day prior to the end of fiscal 2012.
(2)	The value of the accelerated vesting of RSU awards is calculated by multiplying the number of shares of the Company’s common stock subject to outstanding RSUs for which vesting is accelerated times $7.15, the closing market price of the common stock of the Company on March 30, 2012, the last trading day prior to the end of fiscal 2012.

Severance Benefits—Termination Following a Change of Control

Under the individual Change of Control Agreements with the NEOs in effect as of the end of fiscal 2012 and referenced above, each NEO who was employed by the Company on April 1, 2012 would be entitled to the following estimated payments and benefits if the employment of the NEO had been terminated by the Company without cause on April 1, 2012 assuming such date was within two years following a change of control of the Company. The reported amounts are estimates only and do not necessarily reflect the actual amounts that would be paid to each NEO, which would only be known at the time that they become eligible for payment and would only be payable if a change of control were to occur. Mr. Park is not included in this table since his employment with the Company terminated prior to April 1, 2012.

Estimated Current Value of Termination Benefits

If Named Executive Officer was Terminated Without Cause on April 1, 2012

and Within Two Years Following a Change of Control(1)

Name	Severance Amount Cash ($)(2)	Early Vesting of Stock Options ($)(3)	Early Vesting of Restricted Stock Units ($)(4)	Heath Insurance Benefits ($)(5)	Outplacement Services ($)	Other ($)(6)	Total ($)
Theodore L. Tewksbury, III	3,000,000	411,250	580,938	42,000	15,000	61,245	4,096,433
Richard D. Crowley, Jr.	1,081,500	156,509	175,175	28,000	15,000	39,144	1,495,328
Arman Naghavi	927,000	134,261	205,563	28,000	15,000	26,423	1,336,247
Fred Zust	927,000	165,813	182,003	28,000	15,000	11,161	1,328,977
Paul Rolls	1,065,000	86,350	48,263	28,000	15,000	21,637	1,264,250

(1)	Mr. Park is not included in the table since his employment with the Company was terminated prior to April 1, 2012.
(2)	Represents a payment equivalent to 24 months of base salary and three times the target bonus for the CEO (total bonus equivalent is calculated as two times the CEO target bonus, plus the “prorated” bonus for the full fiscal 2012, assuming termination on April 1, 2012); for NEOs other than the CEO, represents a payment equivalent to twelve months of base salary and two times the target bonus (total bonus equivalent is calculated as the NEO target bonus, plus the “prorated” bonus for the full fiscal 2012, assuming termination on April 1, 2012).
(3)	The value of unvested and accelerated stock options is the difference between the exercise price of the option and $7.15 per share, the last reported sales price of our common stock on March 30, 2012, the last trading day of fiscal 2012.
(4)	The value of unvested and accelerated restricted stock units is $7.15 per share, the last reported sales price of our common stock on March 30, 2012, the last trading day of fiscal 2012.
(5)	Represents the approximate value of one year (18 months for the CEO) of health insurance benefits.
(6)	Represents the cash equivalent of any earned but unused vacation balances as of April 1, 2012.

Severance Benefits – Termination Other Than in the Event of a Change of Control

The table below represents the severance payments and benefits available to each NEO in the event of termination of employment other than in the event of a change of control of the Company. Mr. Park received a cash payment of $367,501, an amount comprised of: (i) a retention component equal to three (3) months of his then-current salary; and (ii) an incentive component equal to $300,000, the maximum amount of such incentive component payable in accordance with a pre-determined formula based on the sale price of the Video Imaging Business, in accordance with a Retention and Incentive Memorandum dated March 1, 2011. Mr. Rolls received a cash payment of $202,387 upon his termination of employment on April 9, 2012, equivalent to 26 weeks of base salary, plus his AIP performance bonus for the second half of fiscal 2012. Except as otherwise indicated below, other amounts disclosed in the table below are estimates only and do not necessarily reflect the actual amounts that would be payable to each of the NEOs, which would only be known at the time that they become eligible for payment and would only be payable if a termination were to occur. Estimated amounts are calculated assuming a termination date of April 1, 2012. In addition, all Company employees, including each NEO, are eligible for benefits from group term life insurance policies, payable upon death, equivalent to two times the employee’s annual base salary.

Actual Termination Benefits and Estimated Current Value of Termination Benefits

If Named Executive Officer was Terminated on April 1, 2012

Other Than in the Event of a Change of Control

Name	Fiscal Year	Severance Amount Cash ($)	Early Vesting of Restricted Stock Units ($)	Early Vesting of Stock Options ($)	Other ($)(1)	Total ($)
Theodore L. Tewksbury, III	2012	—	—	—	61,245	61,245
Richard D. Crowley, Jr.	2012	—	—	—	39,144	39,144
Paul Rolls	2012		—	—	21,637	21,637
Arman Naghavi	2012	309,000	—	—	26,423	335,423
Fred Zust	2012	—	—	—	11,161	11,161
Ji Park	2012	367,501	—	—	17,975	385,476

(1)	Represents the cash equivalent of any earned but unused vacation balances as of April 1, 2012, and actual payment upon termination of the earned but unused vacation balance and the retention and incentive payment for Mr. Park upon his termination from the Company.

EQUITY COMPENSATION PLAN INFORMATION

The following table sets forth information as of April 1, 2012, for all of the Company’s equity compensation plans, including the 2009 Employee Stock Purchase Plan, 1994 Stock Option Plan, 1997 Stock Option Plan and 2004 Equity Plan:

Equity Compensation Plan Information

Plan Category	Number of Securities to be Issued upon Exercise of Outstanding Options, Warrants and Rights (#)		Weighted Average Exercise Price of Outstanding Options, Warrants and Rights ($)		Number of Securities Remaining Available for Future Issuance under Equity Compensation Plans Excluding Securities Reflected in Column (a) (#)
	(a)		(b)		(c)
Equity compensation plans approved by security holders(1)	18,705,929	(2)	$7.90		15,273,005	(3)(6)
Equity compensation plans not approved by security holders (4)(5)	818,217		13.09		0
Total	19,524,146	(6)	$8.15	(6)	15,273,005

(1)	Includes the Company’s 2009 Employee Stock Purchase Plan, 1994 Stock Option Plan, and 2004 Equity Plan.
(2)	Represents 16,404,614 shares that may be issued upon exercise of outstanding options and 2,301,315 shares that may be issued upon vesting of restricted stock units.
(3)	Includes 2,904,687 shares remaining available for future issuance under the Company’s 2009 Employee Stock Purchase Plan and 12,368,318 shares remaining available under the 2004 Equity Plan. The 1994 Stock Option Plan expired July 26, 2010 and no shares remain available for issuance under this plan.
(4)	Consists of shares issuable under our 1997 Stock Option Plan, which has not been approved by our stockholders. See the description below of the 1997 Stock Option Plan. The 1997 Stock Option Plan was amended to expressly require stockholder approval to amend any outstanding option to reduce its exercise price or cancel and re-grant options with a lower exercise price. The 1997 Stock Option Plan expired in October 2007.

(5)	In connection with the Company’s acquisition of Tundra Semiconductor Corporation in June 2009, the Company assumed options held by former employees and consultants of Tundra under the Tundra 1995 Stock Option Plan, and the Tundra 2005 Stock Option Plan, as amended, exercisable for a total of 671,298 shares (after giving effect to the exchange ratio provided in the acquisition agreement). Of these assumed options, options to purchase 162,951 shares of Company common stock were outstanding as of April 1, 2012. These remaining outstanding options have a weighted average exercise price of $10.92 per share. No further awards will be made under these plans. Statistics regarding the assumed options are not included in the above table.
(6)	As of July 1, 2012, 8,035,230 shares were available for grant under the 2004 Equity Plan and 2,371,446 shares were available for grant under the 2009 Employee Stock Purchase Plan. Further, options outstanding as of this date were 19,012,604, the weighted average exercise price was $7.79, and the weighted average term to expiration was 3.69 years and RSUs outstanding as of this date were 2,826,021 with a weighted average remaining contractual term of 1.90 years.

Description of the 1997 Stock Option Plan

In October 1997, the Board of Directors of the Company adopted the 1997 Stock Option Plan (the “1997 Plan”). The 1997 Plan is administered, subject to its terms, by the Compensation Committee, whose members are designated by the Board of Directors. The 1997 Plan provides for the grant of NQSOs to employees, consultants, independent contractors and advisors of the Company and its affiliates. Officers and members of the Board of Directors who are subject to Section 16 of the Exchange Act are not eligible to participate in the 1997 Plan.

The purchase price of the common stock issuable pursuant to options granted under the 1997 Plan may not be less than 100% of the fair market value of the common stock on the date the option is granted. The fair market value on the date of grant is defined as the closing price of the common stock as reported by the NASDAQ on the trading day immediately preceding the date of grant. If any option is forfeited or terminates for any reason before being exercised, then the shares of common stock subject to such option shall again become available for future awards under the 1997 Plan. Options granted under the 1997 Plan generally have seven-year terms and vest 25% within the first year and the remaining shares vest monthly over three years such that the options are fully vested four years from the date of grant. Options granted under the 1997 Plan are also subject to accelerated vesting in the event of certain corporate transactions. The above summary is qualified in its entirety by reference to the full text of the 1997 Plan. The 1997 Plan expired in October 2007. The Company may no longer grant awards under the 1997 Plan.

CERTAIN TRANSACTIONS

The Company has entered into indemnity agreements with certain officers and directors which provide, among other things, that the Company will indemnify such officer or director, under the circumstances and to the extent provided for therein, for expenses, judgments, fines and settlements such officer or director may be required to pay in actions or proceedings which they are or may be made a party by reason of their position as a director, officer or other agent of the Company, and otherwise to the full extent permitted under Delaware law and the Bylaws of the Company.

Pursuant to our restated certificate of incorporation and Bylaws, we are obligated, to the maximum extent permitted by Delaware law, to indemnify each of our directors and officers against all expenses, liability and loss (including attorneys’ fees, judgments, fines, ERISA excise taxes and penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered in connection with any proceeding arising by reason of the fact that such person is or was a director or officer of the Company. A “director” or “officer” includes any person who is or was a director or officer of us, is or was serving at our request as a director or officer of another enterprise or was a director or officer of a corporation which was a predecessor corporation of us or of another enterprise at the request of the predecessor corporation. Our restated certificate of incorporation and Bylaws also require that we advance expenses, including attorneys’ fees, incurred by any such director or officer in advance of the final disposition of any such proceeding to which such person is entitled to indemnification, to the extent permitted and subject to any requirements imposed by the Delaware General Corporation Law.

At present, there is no pending litigation or proceeding involving any of our directors, officers, or employees in which indemnification is sought, nor are we aware of any threatened litigation or proceeding that may result in claims for indemnification.

The Audit Committee, under its charter, has the responsibility of reviewing and approving in advance any proposed related party transactions as defined under Item 404 of Regulation S-K. The Chief Financial Officer or Controller brings potential related party transactions to the attention of the Company’s Disclosure Committee. The Disclosure Committee discusses any related party transactions, which are then brought to the attention of the Audit Committee at quarterly Audit Committee meetings, or more frequently, as required. The Audit Committee then determines whether the related party transaction is approved or denied. Such discussion and disposition are evidenced in the minutes of the Disclosure Committee and the Audit Committee meetings. There were no related party transactions as defined under Item 404 of Regulation S-K during fiscal year ended April 1, 2012.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16 of the Exchange Act, requires the Company’s directors and officers, and persons who own more than 10% of the Company’s common stock to file initial reports of ownership and reports of changes in ownership with the SEC and the Nasdaq National Market. Such persons are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms that they file. Specific due dates for these reports have been established, and the Company is required to disclose in this Proxy Statement any failure to file these reports on a timely basis. Based solely on the Company’s review of the copies of such forms furnished to it and written representations from the executive officers and directors, the Company believes that during fiscal 2012 all Section 16(a) filing requirements were timely met, except for the following late report filed since the beginning of the fiscal year ended April 1, 2012: Mr. Park filed one late report covering a restricted stock unit grant of 218 shares (Form 4).

The following Audit Committee Report and Compensation Committee Report shall not be deemed to be incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933, as amended (the “Securities Act”) or under the Exchange Act, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed “filed” under either the Securities Act or the Exchange Act or considered to be “soliciting material.”

AUDIT COMMITTEE REPORT

During fiscal 2012, the Audit Committee was comprised of four independent, non-employee directors, Messrs. Padval, Parnell, and Schrock, and Dr. Smith. The Audit Committee operates under a written charter adopted by the Board of Directors, a copy of which is available on the Company’s website at http://ir.idt.com/governance.cfm.

The Audit Committee oversees the Company’s financial reporting processes on behalf of the Board of Directors. Management is responsible for the Company’s internal controls, financial reporting processes, and compliance with laws and regulations and ethical business standards. The Company’s independent registered public accounting firm (or “auditor”) is responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with generally accepted auditing standards and the audit of the Company’s internal control over financial reporting, and issuing a report thereon. The Audit Committee is responsible for monitoring and overseeing these processes.

In this context, the Audit Committee has reviewed and discussed with management the Company’s audited financial statements as of and for the fiscal year ended April 1, 2012 contained in the Company’s Annual Report on Form 10-K for the fiscal year ended April 1, 2012. The Audit Committee has also discussed with the independent auditors the matters required to be discussed by the statement on Auditing Standard No.61, as amended (AICPA, Professional Standards, Vol. 1. AU Section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T.

The Audit Committee has received the written disclosures and the letter from the independent accountant required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence, and has discussed with the independent accountant the independent accountant’s independence.

Based on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the Company’s audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended April 1, 2012, for filing with the Securities and Exchange Commission.

Audit Committee

Gordon Parnell

Jeff McCreary

Umesh Padval

Donald Schrock

Ron Smith, Ph.D.

COMPENSATION COMMITTEE REPORT

The Compensation Committee of the Board of Directors has reviewed and discussed with management the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K. Based on this review and discussion, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

Compensation Committee

Ron Smith

Lewis Eggebrecht

Umesh Padval

John Schofield

CERTAIN MATTERS RELATING TO HOUSEHOLDING OF PROXY MATERIALS AND ANNUAL REPORTS

The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies. This year, a number of brokers with account holders who are Company stockholders will be householding the Company’s proxy materials. A single copy of the proxy statement and annual report will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be householding communications to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate proxy statement and annual report, please notify your broker. The Company will promptly deliver copies of the proxy statement and annual report to any stockholder who contacts the Company’s Investor Relations Department at (408) 284-8200 or by mail addressed to Investor Relations, Integrated Device Technology, Inc., 6024 Silver Creek Valley Road, San Jose, California 95138, requesting such copies. If you are holding a physical stock certificate, direct your written request to Computershare, P.O. Box 43078, Providence, RI 02940-3078, (877) 373-6374. Stockholders who currently receive multiple copies of the proxy statement and annual report at their address and would like to request “householding” of their communications should contact their broker or Computershare.

ANNUAL REPORT ON FORM 10-K; AVAILABLE INFORMATION

The Company has filed with the SEC an Annual Report on Form 10-K for the fiscal year ended April 1, 2012 on May 21, 2012. Each stockholder receiving this Proxy Statement is also provided with a copy of the Annual Report on Form 10-K (without exhibits) in an Annual Report Wrap. Additional copies of the Company’s Annual Report on Form 10-K (without exhibits) with the Annual Report Wrap are available upon written request. Copies of exhibits to the Company’s Annual Report on Form 10-K are available upon written request and reimbursement of the reasonable costs to provide these documents. Please address requests for these documents to: Investor Relations, Integrated Device Technology, Inc., 6024 Silver Creek Valley Road, San Jose, California 95138. All documents filed electronically with the SEC (including exhibits) may also be accessed without charge through the Company’s investor relations website at: www.idt.com. Information on our web site is not a part of this Proxy Statement.

OTHER MATTERS

The Company knows of no other matters that will be brought before the Annual Meeting. However, if any other matters properly come before the Annual Meeting or any adjournment or postponement thereof, it is the intention of the persons named in the enclosed form of proxy to vote the shares they represent as the Board of Directors may recommend.

By Order of the Board of Directors

/s/ J. Vincent Tortolano

J. Vincent Tortolano Secretary

Dated: July 30, 2012

San Jose, California

APPENDIX A

INTEGRATED DEVICE TECHNOLOGY, INC.

2009 EMPLOYEE STOCK PURCHASE PLAN

Section 1. Establishment of the Plan.

The Integrated Device Technology, Inc. 2009 Employee Stock Purchase Plan (the “Plan”) provides Eligible Employees with an opportunity to purchase the Company’s common stock so that they may increase their proprietary interest in the success of the Company. The Plan, which provides for the purchase of stock through payroll withholding, is intended to qualify under Section 423 of the Code.

Section 2. Definitions.

(a) “Board of Directors” or “Board” means the Board of Directors of the Company.

(b) “Code” means the Internal Revenue Code of 1986, as amended.

(c) “Company” means Integrated Device Technology, Inc., a Delaware corporation.

(d) “Company Affiliate” means any company which is either the parent corporation of the Company (as determined in accordance with Section 424 of the Code) or a Subsidiary.

(e) “Compensation” means the cash remuneration paid to a Participant during a Purchase Period that is reported on Form W-2 for federal income tax purposes (including salary deferrals to the Integrated Device Technology, Inc. 401(k) Savings Plan and contributions to the Company’s Code Section 125 plan). Compensation shall include overtime and shift differential payments, incentive compensation, commissions, profit sharing payments and bonuses. Notwithstanding the foregoing, Compensation shall exclude any special payments (e.g., moving or auto allowances, educational reimbursements, welfare benefits, amounts realized from the exercise, sale exchange or other disposition of any stock option and premiums for life and disability insurance).

(f) “Date of Exercise” means the last day of each Purchase Period.

(g) “Eligible Employee” means any Employee of a Participating Company (i) who is customarily employed for at least twenty (20) hours per week, (ii) who is customarily employed for more than five (5) months per calendar year, and (iii) who is an Employee at the commencement of a Purchase Period.

In the event an Eligible Employee fails to remain in the continuous employ of a Participating Company customarily for at least twenty (20) hours per week during a Purchase Period, he or she will be deemed to have elected to withdraw from the Plan and the payroll deductions credited to his or her account will be returned to him or her; provided that a Participant who goes on an unpaid leave of absence shall be permitted to remain in the Plan during such leave of absence. Notwithstanding the preceding sentence, if such Participant is not guaranteed reemployment by contract or statute and the leave of absence extends beyond ninety (90) days, such Participant shall be deemed to have terminated employment for purposes of the Plan on the ninety-first (91st) day of such leave of absence. Payroll deductions for a Participant who has been on an unpaid leave of absence will resume at the same rate as in effect prior to such leave upon return to work unless changed by such Participant.

(h) “Employee” means any person who renders services to a Participating Company in the status of an employee within the meaning of Code Section 3401(c). “Employee” shall not include any Board member of a Participating Company who does not render services to the Participating Company in the status of an employee within the meaning of Code Section 3401(c)

(i) “Fair Market Value” of a share of Stock means the market price of Stock, determined as follows: (i) if the Stock was traded over-the-counter on the date in question but was not classified as a national market issue, then the Fair Market Value shall be equal to the closing bid price quoted by the National Association of Securities Dealers, Inc. (“NASDAQ”) for the immediately preceding date; (ii) if the Stock is traded over-the-counter on the date in question and was classified as a national market issue, then the Fair Market value shall be equal to the last-transaction price quoted by the NASDAQ system for the immediately preceding date; (iii) if the Stock is traded on a national exchange on the date in question, then the Fair Market Value shall be the highest closing bid price reported on such exchange for the immediately preceding date. If the Stock is not traded on the date as of which the Fair Market Value is to be determined, Fair Market Value shall be determined as of the first preceding date on which Stock was traded. In all cases the determination of Fair Market Value by the Board of Directors shall be conclusive and binding on all persons.

(j) “Participant” means an Eligible Employee who elects to participate in the Plan, as provided in Section 5 hereof.

(k) “Participating Company” means the Company and such present or future Subsidiaries of the Company as the Board of Directors shall from time to time designate.

(l) “Plan Account” means the account established for each Participant pursuant to Section 8(a).

(m) “Plan Administrator” means the committee appointed by the Board to administer the Plan pursuant to Section 4.

(n) “Purchase Period” with respect to any Participant means each fiscal quarter of the Company. The first Purchase Period pursuant to the Plan shall commence June 29, 2009. The Board shall have the power to change the frequency and/or duration of Purchase Periods upon at least fifteen (15) days written notice to then-Eligible Employees before the scheduled beginning of the Purchase Period to be affected.

(o) “Purchase Price” means the price at which Participants may purchase Stock under Section 8 of the Plan, as determined pursuant to Section 6.

(p) “Stock” means the common stock, par value $0.001, of the Company.

(q) “Stock Administrator” means the Company’s Stock Administration Department or such other person(s) as may be retained by the Company to perform or otherwise be delegated some or all of the duties of the Stock Administrator under this Plan.

(r) “Subsidiary” means a subsidiary corporation as defined in Section 424(f) of the Code.

Section 3. Shares Authorized.

The maximum aggregate number of shares which may be issued under the Plan shall be 14,000,000 shares of Stock (subject to adjustment as provided in Section 12 hereof), which may be either authorized but unissued Stock or reacquired Stock, including shares of Stock purchased on the open market.

Section 4. Administration.

(a) Except as otherwise provided herein, the Plan shall be administered by the Board or by a committee (the “Plan Administrator”) appointed by the Board of Directors which shall consist of not less than two members of the Board. References in this Plan to the “Plan Administrator” shall mean the Board if no Plan Administrator has been appointed. The interpretation and construction by the Plan Administrator of any provision of the Plan or of any right to purchase stock qualified hereunder shall be conclusive and binding on all persons.

(b) No member of the Board or the Plan Administrator shall be liable for any action or determination made in good faith with respect to the Plan or the right to purchase Stock hereunder. The Plan Administrator shall be indemnified by the Company against the reasonable expenses, including attorney’s fees actually and necessarily incurred in connection with the defense of any action, suit or proceeding, or in connection with any appeal therein, to which it may be a party by reason of any action taken or failure to act under or in connection with the Plan or any stock purchased thereunder, and against all amounts paid by it in settlement thereof (provided such settlement is approved by independent legal counsel selected by the Company) or paid by it in satisfaction of a judgment in any such action, suit or proceeding, except in relation to matters as to which it shall be adjudged in such action, suit or proceeding that the Plan Administrator is liable for negligence or misconduct in the performance of its duties; provided that within sixty (60) days after institution of any such action, suit or proceeding, the Plan Administrator shall in writing offer the Company the opportunity, at its own expense, to handle and defend the same.

(c) All costs and expenses incurred in administering the Plan shall be paid by the Company. The Board or the Plan Administrator may request advice for assistance or employ such other persons as are necessary for proper administration of the Plan.

(d) At the discretion of the Plan Administrator, the Stock Administrator or such persons providing advice or assistance pursuant to Section 4(c), any elections, submission or filings made under the Plan by Eligible Employees and/or any statements or notices provided under the Plan to Eligible Employees in each case may be made electronically or through such “paperless” means as the Plan Administrator, the Stock Administrator or such persons may determine appropriate.

Section 5. Eligibility and Participation.

(a) Any person who qualifies or will qualify as an Eligible Employee on the first day of a Purchase Period may elect to participate in the Plan for such Purchase Period. An Eligible Employee may elect to participate by submitting the prescribed enrollment form. The enrollment form shall be filed with the Stock Administrator no later than the filing deadline imposed and communicated to Eligible Employees with respect to the Purchase Period for which such enrollment form is intended to be effective by the Stock Administrator, and if none is so imposed and/or communicated, then no later than five (5) days before the Purchase Period for which such enrollment form is intended to be effective. The Eligible Employee shall designate on the enrollment form the percentage of his or her Compensation which he or she elects to have withheld for the purchase of Stock, which may be any whole percentage from 1 to 15% of the Participant’s Compensation.

(b) By enrolling in the Plan, a Participant shall be deemed to have been granted an option on the first day of each Purchase Period for which he or she is enrolled to purchase the maximum number of whole shares of Stock which can be purchased with the amount of the Participant’s Compensation which is withheld during the Purchase Period for which the Participation is enrolled. However, with respect to any Purchase Period, no Participant shall be eligible to purchase more than two thousand five hundred (2,500) shares of Stock provided that such amount shall not result in the limitations set forth in Section 13 being exceeded. Notwithstanding the foregoing, the Plan Administrator, or a committee appointed by the Plan Administrator, which committee may be comprised solely of employees of the Company, shall have the right to amend the limit set forth in this Section 5(b); provided, however, that in no event shall the limit exceed two thousand five hundred (2,500) shares of Stock per Purchase Period or the limitations set forth in Section 13.

(c) Once enrolled, a Participant will continue to participate in the Plan for each succeeding Purchase Period until he or she terminates participation or ceases to qualify as an Eligible Employee. A Participant who withdraws from the Plan in accordance with Section 9 may again become a Participant in a subsequent Purchase Period, if he or she then is an Eligible Employee, by following the procedure described in Section 5(a).

Section 6. Purchase Price.

The Purchase Price for each share of Stock shall be the lesser of (a) eighty-five percent (85%) of the Fair Market Value of such share on the first day of an applicable Purchase Period or (b) eighty-five percent (85%) of the Fair Market Value of such share on the Date of Exercise for an applicable Purchase Period.

Section 7. Employee Contributions.

A Participant may purchase shares of Stock solely by means of payroll deductions. Payroll deductions, as designated by the Participant pursuant to Section 5(a), shall commence with the first paycheck issued during the Purchase Period and shall be deducted from each subsequent paycheck throughout the Purchase Period; provided, however, that, with respect to a Participant, the Company shall be entitled to discontinue payroll deductions for such Participant during a Purchase Period to the extent that the Company determines that the payroll deductions for such Participant during such Purchase Period will cause the Participant to exceed the limitations set forth in Sections 5 or 13; provided, further, that the Company will recommence payroll deductions for such Participant on the first day of the next Purchase Period to the extent the limitation set forth in Section 13 has not been exceeded. If a Participant desires to decrease the rate of payroll withholding during a Purchase Period, he or she may do so one time during a Purchase Period by submitting the prescribed percentage change form with the Stock Administrator. Such decrease will be effective no later than the first day of the second payroll period which begins following the receipt of the new percentage change form. If a Participant desires to increase or decrease the rate of payroll withholding, he or she may do so effective for the next Purchase Period by submitting a new percentage change form with the Stock Administrator on or before the date imposed and communicated to Eligible Employees by the Stock Administrator, and if none is so imposed and/or communicated, then no later than five (5) days before the Purchase Period for which such change is to be effective.

Section 8. Plan Accounts; Purchase of Shares.

(a) The Company will maintain a Plan Account on its books in the name of each Participant. At the close of each pay period, the amount deducted from the Participant’s Compensation will be credited to the Participant’s Plan Account.

(b) As of each Date of Exercise, the amount then in the Participant’s Plan Account will be divided by the Purchase Price, and the number of whole shares which results (subject to the limitations described in Sections 5(b), 8(c) and 13) shall be purchased from the Company with the funds in the Participant’s Plan Account. The number of shares of Stock so purchased shall be delivered to a brokerage account designated by the Plan Administrator and kept in such account pursuant to the enrollment form (which shall be uniform) between each Participant and the Company and subject to the conditions described therein (which may include, without limitation, restrictions on transferability of the shares of Stock so purchased).

(c) In the event that the aggregate number of shares which all Participants elect to purchase during a Purchase Period shall exceed the number of shares remaining available for issuance under the Plan, then the number of shares to which each Participant shall become entitled shall be determined by multiplying the number of shares available for issuance by a fraction the numerator of which is the sum of the number of shares the Participant has elected to purchase pursuant to Section 5, and the denominator of which is the sum of the number of shares which all employees have elected to purchase pursuant to Section 5. Any cash amount remaining in the Participant’s Plan Account under these circumstances shall be refunded to the Participant.

(d) Any amount remaining in the Participant’s Plan Account caused by a surplus due to fractional shares after deducting the amount of the Purchase Price for the number of whole shares issued to the Participant shall be carried over in the Participant’s Plan Account for the succeeding Purchase Period, without interest. Any amount remaining in the Participant’s Plan Account caused by anything other than a surplus due to fractional shares shall be refunded to the Participant in cash, without interest.

(e) As soon as practicable following the end of each Purchase Period, the Company shall deliver to each Participant a Plan Account statement setting forth the amount of payroll deductions, the Purchase Price, the number of shares purchased and the remaining cash balance, if any.

Section 9. Withdrawal From the Plan.

A Participant may elect to withdraw from participation under the Plan at any time up to the last day of a Purchase Period by submitting the prescribed withdrawal form with the Stock Administrator. As soon as practicable after a withdrawal, payroll deductions shall cease and all amounts credited to the Participant’s Plan Account will be refunded in cash, without interest. A Participant who has withdrawn from the Plan shall not be a Participant in future Purchase Periods, unless he or she again enrolls in accordance with the provisions of Section 5.

Section 10. Effect of Termination of Employment or Death.

(a) Termination of employment as an Eligible Employee for any reason, including death, shall be treated as an automatic withdrawal from the Plan under Section 9. A transfer from one Participating Company to another shall not be treated as a termination of employment.

(b) A Participant may file a written designation of a beneficiary who is to receive any shares and cash, if any, from the Participant’s Account under the Plan in the event of such Participant’s death subsequent to the purchase of shares but prior to delivery to him or her of such shares and cash. In addition, a Participant may file a written designation of a beneficiary who is to receive any cash from the Participant’s Account under the Plan in the event of such Participant’s death prior to the last day of a Purchase Period. Designation of a beneficiary is located on page 2 of the prescribed enrollment form.

(c) Such designation of beneficiary may be changed by the Participant at any time by submitting the prescribed designation of beneficiary change form with the Stock Administrator. In the event of the death of a Participant in the absence of a valid designation of a beneficiary who is living at the time of such Participant’s death, the Company shall deliver such shares and/or cash in accordance with the Participant’s designation of beneficiaries under the Integrated Device Technology, Inc. 401(k) Savings Plan; or, in the absence of such designation, to the executor or administrator of the estate of the Participant; or if no such executor or administrator has been appointed (to the knowledge of the Company), the Company, in its discretion, may deliver such shares and/or cash to the spouse or to any one or more dependents or relatives of the Participant; or if no spouse, dependent or relative is known to the Company, then to such other person as the Company may designate.

Section 11. Rights Not Transferable.

The rights or interests of any Participant in the Plan, or in any Stock or moneys to which he or she may be entitled under the Plan, shall not be transferable by voluntary or involuntary assignment or by operation of law, or by any other manner other than as permitted by will or the laws of descent and distribution, and during the Participant’s lifetime, purchase rights in the Plan shall be exercisable only by the Participant. If a Participant in any manner attempts to transfer, assign or otherwise encumber his or her rights or interest under the Plan, other than as permitted by will or the laws of descent and distribution, such act shall be treated as an automatic withdrawal under Section 9.

Section 12. Recapitalization, Etc.

(a) The aggregate number of shares of Stock offered under the Plan, the number and price of shares which any Participant has elected to purchase pursuant to Section 5 and the maximum number of shares which a Participant may elect to purchase under the Plan in any Purchase Period shall be proportionately adjusted for any increase or decrease in the number of issued shares of Stock resulting from a subdivision or consolidation of shares or any other capital adjustment, the payment of a stock dividend, or other increase or decrease in such shares affected without receipt of consideration by the Company.

(b) In the event of a dissolution or liquidation of the Company, or a merger or consolidation to which the Company is a constituent corporation, this Plan shall terminate, unless the plan of merger, consolidation or reorganization provides otherwise, and all amounts which each Participant has paid towards the Purchase Price of Stock hereunder shall be refunded, without interest.

(c) The Plan shall in no event be construed to restrict in any way the Company’s right to undertake a dissolution, liquidation, merger, consolidation or other reorganization.

Section 13. Limitation on Stock Ownership.

Notwithstanding any provision herein to the contrary, no Participant shall be permitted to elect to participate in the Plan (i) if such Participant, immediately after his or her election to participate, would own stock possessing five percent (5%) or more of the total combined voting power or value of all classes of stock of the Company or any Company Affiliate, or (ii) if under the terms of the Plan the rights of the Employee to purchase Stock under this Plan and all other qualified employee stock purchase plans of the Company or its Company Affiliates would accrue at a rate which exceeds twenty-five thousand dollars ($25,000) of Fair Market Value of such Stock (determined at the time such right is granted) for each calendar year for which such right is outstanding at any time. For purposes of this Section, ownership of stock shall be determined by the attribution rules of Section 424(d) of the Code, and Participants shall be considered to own any stock which they have a right to purchase under this or any other stock plan.

Section 14. No Rights as an Employee.

Nothing in the Plan shall be construed to give any person the right to remain in the employ of a Participating Company. Each Participating Company reserves the right to terminate the employment of any person at any time and for any reason.

Section 15. Rights as a Stockholder.

A Participant shall have no rights as a stockholder with respect to any shares he or she may have a right to purchase under the Plan until the date of issuance to the brokerage account designated by the Plan Administrator the shares of Stock issued pursuant to the Plan.

Section 16. Use of Funds.

All payroll deductions received or held by the Company under the Plan may be used by the Company for any corporate purpose, and the Company shall not be obligated to segregate such payroll deductions in separate accounts.

Section 17. Amendment or Termination of the Plan.

Except as otherwise provided herein, the Board of Directors shall have the right to amend, modify or terminate the Plan at any time without notice. An amendment of the Plan shall be subject to shareholder approval only to the extent required by applicable laws, regulations or rules. The Plan shall terminate upon the earlier of (i) such date as is determined by the Company in its sole discretion or (ii) the date on which all shares available for issuance under the Plan shall have been sold pursuant to purchase rights exercised under the Plan.

Section 18. Governing Law.

The Plan shall be governed by, and construed and interpreted in accordance with, the laws of the State of Delaware.

Section 19. Stockholder Approval.

No purchase rights granted under the Plan shall be exercised, and no shares of Stock shall be issued hereunder, until such time as (i) the Plan shall have been approved by the stockholders of the Company (such stockholder approval shall be prior to the first Date of Exercise of the Plan) and (ii) the Company shall have complied with all applicable requirements of the Securities Act of 1933, as amended (including the registration of the shares of Stock issuable under the Plan on a Form S-8 registration statement filed with the Securities and Exchange Commission), all applicable listing requirements of any securities exchange on which the Stock is listed for trading and all other applicable requirements established by law or regulation. In the event the Plan shall not have been approved by the stockholders of the Company prior to the first Date of Exercise of the Plan, the Plan shall terminate and all purchase rights granted under the Plan shall be canceled and become null and void.

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

Electronic Voting Instructions

Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 1:00 a.m., Central Time, on September 13, 2012.

Vote by Internet • Go to www.envisionreports.com/IDTI • Or scan the QR code with your smartphone • Follow the steps outlined on the secure website

Vote by telephone

  • Call toll free 1-800-652-VOTE (8683) within the USA, US territories &     Canada on a touch tone telephone

  • Follow the instructions provided by the recorded message

Annual Meeting Proxy Card

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

- - - - - - - - - - - - - - - - - - - - - - - - - - - -  - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - -  - - - - - - - - - - - - - - - - - - - - - - - - -

A	Proposals — The Board of Directors recommends a vote FOR all the nominees listed, and FOR Proposals 2, 3 and 4.

+
1.	Election of Directors:	For	Withhold				For	Withhold		For	Withhold
	01 - John Schofield	☐	☐	02 - Jeff McCreary			☐	☐	03 - Umesh Padval	☐	☐

	04 - Gordon Parnell	☐	☐	05 - Donald Schrock			☐	☐	06 - Ron Smith, Ph.D.	☐	☐

	07 - Theodore L. Tewksbury III, Ph.D.	☐	☐	08 - Peter Feld			☐	☐

				For	Against	Abstain					For	Against	Abstain
2.

To approve, on a non-binding, advisory basis, the compensation of our named executive officers as disclosed in the Proxy Statement pursuant to the compensation disclosure rules of the Securities and Exchange Commission (“Say-on-Pay”).

				☐	☐	☐	3. To approve an amendment and restatement to the 2009 Employee Stock Purchase Plan to increase the number of shares reserved for issuance thereunder from 9,000,000 to 14,000,000.				☐	☐	☐

4.	To ratify the selection of PricewaterhouseCoopers LLP as the independent registered public accounting firm of the Company for its fiscal year ending March 31, 2013.			☐	☐	☐	5. To transact such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.

B	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign
Below

Please sign exactly as your name(s) appear(s) on your stock certificate. If shares are held of record in the names of two or more persons or in the name of husband and wife, whether as joint tenants or otherwise, both or all of such persons should sign the proxy. If shares of stock are held of record by a corporation, the proxy should be executed by the president or vice president and the secretary or assistant secretary. Executors, administrators or other fiduciaries who execute the above proxy for a deceased stockholder should give their full title. Please date the proxy.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /

¢	+

▼  IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.  ▼

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Proxy — INTEGRATED DEVICE TECHNOLOGY, INC.	+

PROXY FOR ANNUAL MEETING OF STOCKHOLDERS

SEPTEMBER 13, 2012

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE COMPANY.

The undersigned hereby appoints Theodore L. Tewksbury III and J. Vincent Tortolano, or either of them, each with power of substitution, to represent the undersigned at the Annual Meeting of Stockholders of Integrated Device Technology, Inc. (the “Company”) to be held at the Company’s principal place of business located at 6024 Silver Creek Valley Road, San Jose, California 95138 on September 13, 2012, at 9:30 a.m., local time, or at any adjournment or postponement thereof, and to vote the number of shares the undersigned would be entitled to vote if personally present at the meeting on the matters listed on the reverse side.

The Board of Directors recommends a vote FOR the nominees for election named in Proposal 1, and FOR Proposals 2, 3 and 4. THIS PROXY WILL BE VOTED AS DIRECTED. IN THE ABSENCE OF DIRECTION, THIS PROXY WILL BE VOTED FOR THE COMPANY’S NOMINEES FOR ELECTION, AND FOR PROPOSALS 2, 3 AND 4.

WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE COMPLETE, DATE, SIGN AND PROMPTLY RETURN THIS PROXY IN THE ENCLOSED, POSTAGE PAID ENVELOPE SO THAT YOUR SHARES MAY BE REPRESENTED AT THE MEETING. YOU MAY ALSO VOTE ONLINE AT WWW.ENVISIONREPORTS.COM/IDTI.

C	Non-Voting Items

Change of Address — Please print new address below.

¢	IF VOTING BY MAIL, YOU MUST COMPLETE SECTIONS A - C ON BOTH SIDES OF THIS CARD.	+